Exhibit 99.1

THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

DATED AS OF AUGUST 30 , 2005

BETWEEN

STANDARD FEDERAL BANK NATIONAL ASSOCIATION

US LENDER,

LASALLE BUSINESS CREDIT, LLC

AS AGENT FOR US LENDER,

LASALLE BUSINESS CREDIT, A DIVISION OF

ABN AMRO BANK N.V., CANADA BRANCH,

CANADIAN LENDER,

AND

THE COAST DISTRIBUTION SYSTEM, INC.

UNITED SALES & WAREHOUSE OF TEXAS, INC.

C/P PRODUCTS CORP.

MOHAWK TRAILER SUPPLY, INC.

AND

LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC.

THE COAST DISTRIBUTION SYSTEM (CANADA) INC.

BORROWERS

i

	(d) Accounts and Inventory.	27
	(e) Liens.	27
	(f) Organization, Authority and No Conflict.	27
	(g) Litigation.	28
	(h) Compliance with Laws and Maintenance of Permits.	28
	(i) Affiliate Transactions.	28
	(j) Names and Trade Names.	28
	(k) Equipment.	28
	(l) Enforceability.	29
	(m) Solvency.	29
	(n) Indebtedness.	29
	(o) Margin Security and Use of Proceeds.	29
	(p) Parent, Subsidiaries and Affiliates.	29
	(q) No Defaults.	29
	(r) Employee Matters.	29
	(s) Intellectual Property.	29
	(t) Environmental Matters.	30
	(u) ERISA Matters.	30

12.	AFFIRMATIVE COVENANTS.	30

	(a) Maintenance of Records.	30
	(b) Notices.	30
	(c) Compliance with Laws and Maintenance of Permits.	31
	(d) Inspection and Audits.	31
	(e) Insurance.	32
	(f) Collateral.	33
	(g) Use of Proceeds.	33
	(h) Taxes.	33
	(i) Intellectual Property.	33
	(j) Checking Accounts and Cash Management Services.	33
	(k) Assignment of Life Insurance.	33

13.	NEGATIVE COVENANTS.	34

	(a) Guaranties.	34
	(b) Indebtedness.	34
	(c) Liens.	34
	(d) Sales of Assets; Mergers and Joint Venture Transactions.	34
	(e) Dividends and Distributions.	35
	(f) Investments; Loans.	35
	(g) Fundamental Changes, Line of Business.	36
	(h) Equipment.	36
	(i) Affiliate Transactions.	36
	(j) Settling of Accounts.	36

14.	FINANCIAL COVENANTS.	36

	(a) Tangible Net Worth.	36
	(b) Senior Debt to Tangible Net Worth.	37
	(c) Net Income.	37
	(d) Capital Expenditures.	37

15.	DEFAULT.	37

	(a) Payment.	37
	(b) Breach of this Agreement and the Other Agreements.	37
	(c) Breaches of Other Obligations.	37
	(d) Breach of Representations and Warranties.	38
	(e) Loss of Collateral.	38
	(f) Intentionally Omitted.	38

ii

	(g) Bankruptcy or Similar Proceedings.	38
	(h) Appointment of Receiver.	38
	(i) Judgment.	38
	(j) Death or Dissolution of Obligor.	38
	(k) Default or Revocation of Guaranty.	38
	(l) Intentionally Omitted.	39
	(m) Intentionally Omitted.	39
	(n) Change of Management.	39

16.	REMEDIES UPON AN EVENT OF DEFAULT.	39

17.	CONDITIONS PRECEDENT.	40

18.	NONLIABILITY OF AGENT AND LENDER.	40

19.	JOINT AND SEVERAL LIABILITY.	40

20.	INDEMNIFICATION.	42

21.	NOTICE.	42

22.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.	43

23.	MODIFICATION AND BENEFIT OF AGREEMENT.	44

24.	HEADINGS OF SUBDIVISIONS.	44

25.	POWER OF ATTORNEY.	44

26.	CONFIDENTIALITY.	44

27.	COUNTERPARTS.	44

28.	ELECTRONIC SUBMISSIONS.	44

29.	LASALLE BUSINESS CREDIT, LLC AS AGENT.	45

30.	WAIVER OF JURY TRIAL; OTHER WAIVERS.	45

31.	CALIFORNIA JUDICAL REFERENCE	46

32.	CONFIRMATION OF EXISTING INDEBTEDNESS.	46

33.	EFFECT OF AMENDMENT AND RESTATEMENT.	46

34.	JUDGMENT CURRENCY/CURRENCY CONVERSION.	46

iii

THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) is made as of August 30, 2005 by and among STANDARD FEDERAL BANK NATIONAL ASSOCIATION, a national banking association (“US Lender”), acting by and through LASALLE BUSINESS CREDIT, LLC, a Delaware limited liability company, as Agent for US Lender (“Agent”), having a place of business at 450 North Brand Boulevard, Suite 950, Glendale, California 91203, LASALLE BUSINESS CREDIT, A DIVISION OF ABN AMRO BANK N.V., Canada Branch, a Canadian branch of a Netherlands bank (“Canadian Lender”), having its principal place of business at 79 Wellington Street West, Maritime Life Tower, Toronto, Ontario M5K 1G8 (US Lender, acting through Agent, and Canadian Lender are referred to collectively as “Lender”), and THE COAST DISTRIBUTION SYSTEM, INC., a Delaware corporation (“Coast Delaware”), UNITED SALES & WAREHOUSE OF TEXAS, INC., a Texas corporation (“United Sales”), C/P PRODUCTS CORP., an Indiana corporation (“C/P”), MOHAWK TRAILER SUPPLY, INC., a New York corporation (“Mohawk”), and LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC. THE COAST DISTRIBUTION SYSTEM (CANADA) INC., a corporation organized under the laws of the Province of Quebec (“Coast Canada”) (Coast Delaware, United Sales, C/P, Mohawk and Coast Canada are referred to individually as “Borrower” and collectively as “Borrowers”).

WITNESSETH:

WHEREAS, as of May 26, 1995, Coast Delaware (as successor by merger with The Coast Distribution System, a California corporation), United Sales, C/P, Mohawk, Coast Canada, Mellon Bank, N.A. (“Mellon”) and Mellon Bank Canada (“Mellon Canada”) entered into that certain Second Amended and Restated Loan and Security Agreement, as amended by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 15, 1995, as amended by that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 25, 1995, as amended by that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of September 25, 1995, as amended by that certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 31, 1996, as amended by that certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement dated as of July 18, 1997, as amended by that certain Sixth Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 20, 1997, as amended by that certain Seventh Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 14, 1998, as amended by that certain Eighth Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 11, 1998, as amended by that certain Ninth Amendment to Second Amended and Restated Loan and Security Agreement dated as of April 30, 1998, as amended by that certain Letter (10th) Amendment to Second Amended and Restated Loan and Security Agreement dated December 16, 1998, as amended by that certain Letter (11th) Amendment to Second Amended and Restated Loan and Security Agreement dated March 3, 1999, as amended by that certain Letter (12th) Amendment to Second Amended and Restated Loan and Security Agreement dated March 23, 1999, as amended by that certain Thirteenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 5, 1999, as amended by that certain Fourteenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 31, 1999, as amended by that certain Fifteenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 16, 2000, as amended by that certain Sixteenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 30, 2000, as amended by that certain Seventeenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 21, 2000, as amended by that certain Eighteenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of May 1, 2001, as amended by that certain Nineteenth Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 1, 2001, as amended by that certain Twentieth Amendment to Second Amended and Restated Loan and Security Agreement dated as of November 1, 2001, and as amended by that certain Twenty-First Amendment to Second Amended and Restated Loan and Security Agreement dated as of September 19, 2002 (collectively, the “Second Amended and Restated Loan Agreement”).

WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated as of June 22, 2001, between Mellon and Michigan National Bank (“MNB”), Mellon assigned to MNB and MNB assumed and received all of Mellon’s rights, duties and obligations under the Second Amended and Restated Loan Agreement.

WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated as of June 22, 2001, between Mellon, through its Canadian Branch, and ABN AMRO Bank Canada (“ABN Canada”), Mellon assigned to ABN Canada and ABN Canada assumed and received all of Mellon Canada’s rights, duties and obligations under the Second Amended and Restated Loan Agreement.

WHEREAS, MNB appointed Agent as its agent to manage the rights and obligations of MNB pursuant to an Agency Services Agreement dated as of May 7, 2001 between MNB and Agent, and thereafter MNB merged into and with US Lender, with US Lender being the surviving entity.

WHEREAS, US Lender, Agent, Canadian Lender (formerly ABN Canada), and Borrowers wish to amend and restate all of the terms and conditions of the Second Amended and Restated Loan Agreement and provide for such other documentation that is deemed helpful or necessary to carry out the intent and purposes of same.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

1. DEFINITIONS.

“ABN AMRO” shall mean ABN AMRO Bank, N.V., Canada Branch, Toronto, Ontario.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the California Uniform Commercial Code, as the same may be in effect from time to time.

“Affiliate” shall mean any Person which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Borrower. Control may be by ownership, contract, or otherwise.

“Applicable Margin” shall mean, with respect to any LIBOR Rate Loans, Canadian Prime Rate Loans, US Prime Rate Loans and Canadian US Base Rate Loans (each, an “Interest Type”, as hereinafter defined), a percentage per annum determined by reference to the applicable Funded Debt and Fixed Charge Coverage Ratios of the Borrowers, calculated on a consolidated basis, as set forth below for each Interest Type for the periods stated:

		Column A	Column B	Column C	Column D
Period	Level	Funded Debt Ratio	Fixed Charge Ratio	Applicable Margin for Libor Rate Loans (in basis points)	Applicable Margin for US Prime Rate Loans, Canadian Prime Rate Loans and Canadian US Base Rate Loans (in basis points)
Within ten (10) days of Lender’s receipt of Coast Delaware’s annual audited consolidated financial statements for any Fiscal Year (beginning with its Fiscal Year ending December 31, 2005), provided that no Event of Default shall have occurred and be continuing.	(1)	over 9.0:1.0	Under 1.2:1.0	250 bps	75 bps
	(2)	over 7.0:1.0 to 9.0:1.0	Under 1.2:1.0	225 bps	50 bps
	(3)	over 5.0:1.0 to 7.0:1.0	Under 1.2:1.0	200 bps	25 bps
	(4)	from 3.5:1.0 to 5.0:1.0	Under 1.2:1.0	175 bps	0 bps
	(5)	under 3.5:1.0	Equal to or Over 1.2:1.0	150 bps	0 bps

; provided, however, that after the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the default rate as provided in Section 4(a)(v). As a point of information, as of the date of this Agreement, the Applicable Margin is at Level (5) in the above table.

“Approved Bank” shall mean with respect to Deposit Accounts, a financial institution acceptable to Lender, including as of the date hereof, Bank of America, NT & SA and Wells Fargo Bank, National Association, provided that such financial institution enters into a control agreement in form and substance satisfactory to Lender.

“Bankruptcy Code” shall have the meaning specified in subsection 19(b) hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to Canadian Prime Rate Loans and Canadian US Base Rate Loans any day that banks in Toronto, Canada are required or permitted to close, or (ii) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England, Chicago, Illinois or Toronto, Canada (as applicable) are required or permitted to close, and (iii) with respect to US Prime Rate Loans and all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

“Canadian Bankers’ Acceptances” shall mean those Drafts, denominated in Canadian Dollars, drawn by Coast Canada and accepted by Canadian Lender pursuant to the terms hereof.

“Canadian Borrowing Base Availability” shall have the meaning specified in subsection 2(b) hereof.

“Canadian Dollars” “Cdn Dollars” and the symbol “Cdn $” each shall mean the lawful money of Canada.

“Canadian Inventory Advance Sublimit” shall mean (i) from January 1 through June 30 of each year, the lesser of Five Million and No/100 Dollars ($5,000,000.00) or fifty percent (50%) of the value of Eligible Inventory owned by Coast Canada; provided, however, that in no event shall the Inventory advances under the Canadian Inventory Advance Sublimit plus the advances under the US Inventory Advance Sublimit exceed Twenty-Eight Million and No/100 Dollars ($28,000,000.00) or (ii) from July 1 through December 31 of each year, the lesser of Five Million and No/100 Dollars ($5,000,000.00) or fifty percent (50%) of the value of Eligible Inventory owned by Coast Canada; provided, however, that in no event shall the Inventory advances under the Canadian Inventory Advance Sublimit plus the advances under the US Inventory Advance Sublimit exceed Twenty-Eight Million and No/100 Dollars ($28,000,000.00), provided further that, Lender may reduce the lending formula with respect to Coast Canada Eligible Inventory to the extent that Lender determines that the nature and quality of the Inventory has deteriorated, provided further that in determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Borrowers’ Eligible Inventory.

“Canadian Maximum Loan Sublimit” shall mean the amount of Fifteen Million and No/100 Dollars ($15,000,000.00) minus the FX Reserve (if any).

“Canadian Prime Based Rate” shall mean the Canadian Prime Rate plus the Applicable Margin.

“Canadian Prime Rate” shall mean ABN AMRO’s publicly announced prime rate (which is not intended to be ABN AMRO’s lowest or most favorable rate in effect at any time) in effect from time to time.

“Canadian Prime Rate Loans” shall mean the Loans bearing interest with reference to the Canadian Prime Rate.

“Canadian Revolving Credit Outstandings” shall mean the total amount of all monetary obligations, liabilities and indebtedness under revolving credit facilities or credit undertakings made available to, or for the benefit of, Coast Canada hereunder that are outstanding on the date a determination of such amount is made, including, but not limited to, the aggregate then outstanding amount of all Loans or other advances made to, or on behalf of, Coast Canada, the then face amount of all drawn and unreimbursed or undrawn Letters of Credit issued for the account of Coast Canada and the then Face Amount of all Canadian Bankers’ Acceptances issued for the account of Coast Canada (whether or not discounted), and in each case calculated without duplication.

“Canadian Revolving Loans” shall have the meaning specified in subsection 2(b) hereof.

“Canadian US Based Rate” shall mean the Canadian US Base Rate plus the Applicable Margin.

“Canadian US Base Rate” shall mean the per annum rate of interest announced from time to time by ABN AMRO as being its reference rate then in effect for determining interest rates in Dollar denominated commercial loans in Canada.

“Canadian US Base Rate Loans” shall mean that portion of the Canadian Revolving Loans advanced to Coast Canada, denominated in Dollars and bearing interest at the Canadian US Base Rate.

“Capital Adequacy Charge” shall have the meaning specified in subsection 4(c)(iv) hereof.

“Capital Adequacy Demand” shall have the meaning specified in subsection 4(c)(iv) hereof.

“Capital Expenditures” shall mean with respect to any specified period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and any Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts on the consolidated balance sheet of Borrowers and its Subsidiaries.

“Coast Distribution” shall mean, collectively, all of the Borrowers comprising Coast US, Coast Canada and ERVAT (as hereinafter defined).

“Coast US” shall mean, collectively, Coast Delaware, United Sales, C/P and Mohawk.

“Collateral” shall mean all of the property of Borrowers described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender or Agent on behalf of Lender to secure, either directly or indirectly, repayment of any of the Liabilities.

“Conversion Notice” shall mean the notice by Coast Canada of an intended conversion of all or any portion of the Face Amount of a Canadian Bankers’ Acceptance or Draft to a Canadian Prime Rate Loan or a Canadian US Base Rate Loan, which notice shall specify the (i) principal amount to be converted; and (ii) proposed date of the conversion and such notice shall be received by Canadian Lender no later than 11:00 a.m., Toronto time on the date (which shall be a Business Day) of such proposed conversion.

“Datings” shall have the meaning specified in subsection (iii) of the definition of Eligible Account in this Section 1.

“Dollars” and the symbol “$” each shall mean the lawful money of the United States of America.

“Draft” shall mean, at any time, a blank bill of exchange, within the meaning of the Depositary Bills and Notes Act (Canada), drawn by Coast Canada on Canadian Lender and bearing such distinguishing letters and numbers as Canadian Lender may determine, but which at such time has not been completed or accepted by Canadian Lender.

“Drawing” shall mean the creation and purchase of a Canadian Bankers’ Acceptance by Canadian Lender hereunder.

“Drawing Date” shall mean any Business Day fixed pursuant to a Drawing Notice for a Drawing.

“Drawing Fee” shall mean, with respect to each Draft drawn by Coast Canada hereunder and accepted and purchased by Canadian Lender on any Drawing Date, an amount equal to the Reference Discount Rate plus one and one-half percentage points (one hundred fifty (150) basis points) per annum of the aggregate Face Amount of such Draft, calculated on the basis of the term to maturity of such Draft and a year of three hundred sixty-five (365) days.

“Drawing Notice” shall mean a notice of Drawing given by Coast Canada no later than 12:00 p.m. (noon) (Toronto time) on two (2) Business Days prior notice.

“Drawing Purchase Price” shall mean, in respect of Canadian Bankers’ Acceptances hereunder, the difference between (i) the result (rounded to the nearest whole cent, with one-half of one percent being rounded up) obtained by dividing the aggregate Face Amount of such Canadian Bankers’ Acceptance by the sum of one plus the product of (x) the Reference Discount Rate multiplied by (y) a fraction the numerator of which is the number of days in the term of the maturity of such Canadian Bankers’ Acceptance as the case may be and the denominator of which is 365 days; and (ii) the applicable aggregate Drawing Fee.

“EBIT” shall mean, for any period, Coast Distribution’s Net Income before the sum of Coast Distribution’s (i) interest expense (inclusive of the interest component of capital leases) and (ii) provision for income taxes, without giving effect to any extraordinary gains or non-cash extraordinary losses and gains from sales of assets (other than sales of inventory in the ordinary course of business), for such period, in each case calculated on a consolidated basis and without duplication.

“EBITDA” shall mean, for any period, EBIT, adjusted by (i) adding thereto the amount of Coast Distribution’s (a) depreciation and (b) amortization of intangibles, in each case to the extent accounted for as an item of expense that was subtracted from gross profits or operating income in arriving at EBIT for such period, and (ii) subtracting therefrom the amount of all non-cash gains, if any, of Coast Distribution including, but not limited to, equity in the earnings of Subsidiaries that were added in arriving at EBIT for such period, other than such gains arising from sales of inventory in the ordinary course of business, (iii) adding thereto the amount of the non-cash losses, if any, of Coast Distribution including, but not limited to, equity in the earnings of Subsidiaries that were subtracted in arriving at EBIT for such period, and (iv) adding thereto cash dividends received during the period, in each case calculated without duplication, and EBITDA shall be calculated on a consolidated basis.

“Eligible Account” shall mean an Account owing to a Borrower which meets the following requirements (provided that Lender shall give such Borrower written notice of any eligibility criteria established by Lender and not set forth herein):

(i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Lender or Agent on behalf of Lender or assign it to Lender or to Agent on behalf of Lender and it is subject to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed; or (B) the sale or lease of Goods by such Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been shipped to the Account Debtor and (y) such Account Debtor has not rejected or returned or notified any Borrower that it is returning, any of the Goods which are the subject of such Account (hereinafter, “Rejected Goods”); provided, however, that, if an Account Debtor has rejected a portion, but not all, of the Goods that are the subject of such Account, then, only the amount of such Account representing the Rejected Goods will not constitute an Eligible Account by reason of this clause (ii);

(iii) it is evidenced by an invoice rendered to the Account Debtor thereunder that is due and payable within (x) ninety (90) days after the date of the invoice and does not remain unpaid more than ninety (90) days from the invoice date thereof, or (y) with respect to Accounts generated during any of the months of September through December of any year, or generated at the Coast U.S. annual trade show (which typically occurs in January or February of each calendar year) (collectively “Datings”), is due and payable not more than two hundred forty (240) days past the invoice date thereof and does not remain unpaid more than thirty (30) days after the date upon which it is due or, in any event, more than two hundred seventy (270) days after the invoice date thereof; provided, however, that if more than fifty percent (50%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid more than ninety (90) days after the respective invoice dates thereof with respect to clause (x) above of this clause (iii) or, in the case of Datings, more than thirty (30) days after the date upon which they are due or, in any event, two hundred seventy (270) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible; provided further, that at no time shall Coast US have greater than $12,000,000 U.S. Dollars of Datings outstanding and at no time shall Coast Canada have greater than $8,000,000 Canadian Dollars of Datings outstanding;

(iv) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of any to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to the extent it is subject to any claim by such Account Debtor denying liability thereunder;

(v) the Account Debtor thereunder is not a director, manager, officer, employee or agent of Borrowers, or a Subsidiary, Parent or Affiliate of Borrowers;

(vi) it is not an Account with respect to which the Account Debtor is the United States of America or Canada or any State or local government, or any department, agency or instrumentality thereof, unless Borrowers assign their right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, the Financial Administration Act (Canada), as amended, or any comparable State or local law, as applicable; provided, that absent the occurrence of an Event of Default, Lender shall consider up to $10,000 of such Accounts owing from the United States of America to be Eligible Accounts without compliance with the Assignment of Claims Act of 1940;

(vii) the Account Debtor is located within the United States of America or Canada or, if located in another country, the Account is supported by a letter of credit which is, in form and substance, and the issuing and/or confirming bank for which is, satisfactory to Lender in its Permitted Discretion;

(viii) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right (other than Borrowers’ standard practices regarding return of goods in the ordinary course of business), as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(ix) it is not an Account which, when added to a particular Account Debtor’s other indebtedness to Borrowers, exceeds ten percent (10%) of all Accounts of Borrowers; and

(x) the Account meets such other reasonable specifications and requirements which may from time to time be established by Lender.

“Eligible Inventory” shall mean any and all current and saleable Inventory of a Borrower as determined by Lender in its sole discretion for lending purposes including, without limitation, Inventory which meets the following requirements (provided that Lender shall give such Borrower written notice of any eligibility criteria established by Lender and not set forth herein):

(i) it is subject to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Exhibit A (or other locations of which Lender has been advised in writing pursuant to subsection 12(b)(i) hereof); and

(iii) it meets such other specifications and requirements which may from time to time be reasonably established by Lender.

“Environmental Laws” shall mean all federal, State, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrowers’ business or facilities owned or operated by Borrowers, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment

(including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERVAT” shall mean Euro–Asia Recreational Vehicle Accessories Taiwan Company.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time or, as to employees of Coast Canada, such comparable act or regulation governing similar activities.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by Lender, the lesser of (i) the Maximum Loan Limit less the sum of the Canadian Revolving Credit Outstandings and the U.S. Revolving Credit Outstandings and (ii) the sum of the US Borrowing Base Availability and the Canadian Borrowing Base Availability less the sum of the Canadian Revolving Credit Outstandings and the US Revolving Credit Outstandings, in each case as of the close of business on such date.

“Existing Indebtedness” shall have the meaning specified in Section 31 hereof.

“Existing Loan Documents” shall mean the Second Amended and Restated Loan Agreement and all other instruments, agreements and documents executed in connection therewith or agreements modifying the Second Amended and Restated Loan Agreement, but shall not include this Agreement and any other instruments, agreements or documents entered into contemporaneously with or after the execution and delivery of this Agreement.

“Face Amount “ shall mean, in respect of a Canadian Bankers’ Acceptance, the amount payable to the holder thereof on its maturity.

“Fiscal Year” shall mean, for each Borrower, each twelve (12) month accounting period which ends on December 31st of each year.

“Fixed Charge Coverage Ratio” shall mean for any period, the sum of Net Income, minus equity in the earnings of Subsidiaries (other than a Borrower or ERVAT) and other Persons, plus cash dividends received, plus depreciation and amortization of intangibles (net of non-compete payments) for such period, divided by the sum of unfunded Capital Expenditures, plus regularly scheduled payments on long-term Indebtedness, plus permitted cash investments made and cash dividends paid during such period.

“Fraudulent Conveyance” shall have the meaning specified in subsection 19(b) hereof.

“Funded Debt” shall mean all Indebtedness of Borrowers, on a consolidated basis (without duplication), but excluding trade payables, accruals and deferred expenses.

“Funded Debt Ratio” shall mean, for any period, the ratio of Funded Debt to EBITDA.

“FX Line” shall have the meaning specified in subsection 2(f) hereof.

“FX Reserve” shall mean an amount equal to twenty percent (20%) of the outstanding amount of foreign exchange contracts entered into between Canadian Lender and Coast Canada and having a remaining term of more than three (3) months, plus an amount equal to ten percent (10%) of the outstanding amount of foreign exchange contracts entered into between Canadian Lender and Coast Canada and having a remaining term of three (3) months or less.

“GAAP” means generally accepted accounting principles and policies in the United States as in effect from time to time.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” shall mean (i) all obligations of Borrowers for borrowed money; (ii) all monetary obligations of Borrowers evidenced by bonds, debentures, notes, or other similar instruments and all reimbursements or other obligations of Borrowers in respect of letters of credit, letter of credit guaranties, bankers’ acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (iii) all monetary obligations under capitalized leases of Borrowers; (iv) all monetary obligations or liabilities of others secured by a lien or security interest on any asset owned by Borrowers, irrespective of whether such obligation or liability is assumed; and (v) any monetary obligation of Borrowers guaranteeing or intended to guaranty (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to a Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person. In each case the amount of such obligations and liabilities that comprise Indebtedness shall be calculated without duplication.

“Indemnified Party” shall have the meaning specified in Section 20 hereof.

“Interest Period” shall have the meaning specified in subsection 4(a)(iv) hereof.

“Interest Type” shall mean the distinction between advances bearing interest at the LIBOR Based Rate, Canadian Prime Rate, Canadian US Base Rate, US Prime Rate and the Drawing Fee applicable to Canadian Bankers’ Acceptances.

“LaSalle Bank” shall mean LaSalle Bank National Association, Chicago, Illinois.

“Letter of Credit” shall mean any letter of credit issued on behalf of Borrowers in accordance with this Agreement.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrowers to Lender, Agent or to LaSalle Bank of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law. In each case the amount of such obligations and liabilities shall be calculated without duplication.

“LIBOR Based Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for any LIBOR Rate Loan advanced by US Lender to Coast US for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Agent in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of (i) the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto for any LIBOR Rate Loan advanced by US Lender to Coast US or (ii) the Bank of Canada (or any successor) or other governmental authority having jurisdiction with respect thereto for any LIBOR Rate Loan advanced by Canadian Lender to Coast Canada, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Lender by the Board of Governors of the Federal Reserve System or The Bank of Canada. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

“Loans” shall mean all loans and advances made by Lender to or on behalf of Borrowers hereunder including, without limitation, the US Revolving Loans and the Canadian Revolving Loans.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, operations or financial condition of a Person; provided, however, when used with respect to the Borrowers, the term shall be applied to the Borrowers and their respective Subsidiaries on a consolidated basis. and provided, further, however, that the term shall not include matters of a general economic, financial or political nature.

“Maximum Loan Limit” shall mean an amount not to exceed (i) Fifty Million and No/100 Dollars ($50,000,000.00) from March 1 through July 31 of each year and (ii) Forty Million and No/100 Dollars ($40,000,000.00) from August 1 of each year through February 28/29 of each following year.

“Net Income” shall mean the consolidated net income of Coast Distribution, as such would appear on Borrowers’ consolidated financial statements, prepared in accordance with GAAP, consistently applied, but without giving effect to the goodwill write-off of $6,345,000 recorded in the consolidated financial statements of Borrowers for the Fiscal year ended December 31, 2002.

“Obligor” shall mean Borrowers and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

“Original Term” shall have the meaning specified in Section 10 hereof.

“Other Agreements” shall mean any other agreements, documents, instruments and writings to evidence, perfect or protect Lender’s lien and security interest in the Collateral required hereunder or as Lender may request from time to time, as each of the same may be amended, modified or supplemented from time to time.

“Overadvance” shall have the meaning specified in subsection 2(e) hereof.

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower and, if such Borrower is a partnership, the general partner of such Borrower.

“PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and liens securing taxes, assessments, government charges or levies or other amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrowers have maintained adequate reserves; (ii) liens or security interests in favor of Lender; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation unemployment insurance, social security and other like laws and in connection with leases or trade contracts; (iv) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property which has not had and is not reasonably expected to have a Material Adverse Effect on a Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (v) liens described in Schedule 1 hereto; (vi) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (vii) liens specifically permitted by Lender in writing; and (viii) any involuntary liens securing amounts which individually are less than $100,000.00 or which are less than $300,000.00 in the aggregate and which remain unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution or the posting of a bond.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, State, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

“Prime Rate Loans” shall mean, collectively, the Canadian Prime Rate Loans and the US Prime Rate Loans.

“Property” shall mean any interest of Borrowers in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Discount Rate” shall mean, in respect of a Canadian Bankers’ Acceptance hereunder, the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of one percent (0.01%), with five-hundredths of one percent (0.005%) being rounded up) quoted by Canadian Lender at 9:30 a.m. (Toronto time) as the discount rate at which Canadian Lender would purchase, on the relevant Drawing Date, its own bankers’ acceptances having an aggregate Face Amount equal to and with a term to maturity the same as the Canadian Bankers’ Acceptance acquired by Canadian Lender on such Drawing Date.

“Regulatory Change” shall mean the taking, after the date hereof, of any of the following actions by any governmental or other fiscal, monetary or other authority, including any central bank, having jurisdiction over Lender or its lending offices: (i) the adoption or enactment of a law, treaty, rule, regulation or guideline that applies to Lender or its lending offices and also has general applicability to banks or other lenders that are regulated by such authority or central bank, or (ii) the adoption or enactment of any amendment to any law, treaty, rule, regulation or guideline that applies to Lender or its lending offices and also has general applicability to banks or other lenders that are regulated by the same authority or central bank or (iii) any change in the interpretation or application of any law, treaty, rule, regulation or guideline that applies to Lender and or its lending offices and also has general applicability to banks or other lenders that are regulated by the same authority or central bank.

“Renewal Term” shall have the meaning specified in Section 10 hereof.

“Revolving Loans” shall mean, collectively, the Canadian Revolving Loans and the US Revolving Loans.

“Senior Debt” shall mean Borrowers’ Indebtedness, less other Indebtedness subordinated to the Liabilities in a manner acceptable to Lender in its Permitted Discretion.

“State” shall mean, with respect to the United States, one of the states and, with respect to Canada, shall mean one of the provinces or territories, as applicable.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Tangible Net Worth” shall mean, at any time, the book value of Borrowers’ total assets (after deducting related depreciation, obsolescence, amortization, valuation reserves, deferred assets, intangible assets and good will), plus the aggregate amount of Indebtedness of Borrowers subordinated to the Liabilities in a manner acceptable to Lender in its Permitted Discretion (“Subordinated Debt”), minus all liabilities of every kind of Borrowers as would be shown on a financial statement of Borrowers prepared in accordance with GAAP (other than Subordinated Debt, capital stock and any other components of shareholder equity), and including all reserves (to the extent not deducted from total assets) for contingencies and other potential liabilities as would be shown on balance sheet of Borrowers prepared as of such date in accordance with GAAP. For purposes of determining Borrowers’ Tangible Net Worth, intangible assets shall not be deemed to include deferred taxes or prepaid assets.

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature that is (i) required to be paid by Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrowers to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the income generally of Lender.

“US Borrowing Base Availability” shall have the meaning specified in subsection 2(a) hereof.

“US Inventory Advance Sublimit” shall mean (i) from January 1 through June 30 of each year, the lesser of Twenty-Seven Million and No/100 Dollars ($27,000,000.00) or fifty-five percent (55%) of the value of Eligible Inventory owned by Coast US; provided, however, that in no event shall the Inventory advances under the US Inventory Advance Sublimit plus advances under the Canadian Inventory Advance Sublimit exceed Twenty-Eight Million and No/100 Dollars ($28,000,000.00) or (ii) from July 1 through December 31 of each year, the lesser of Twenty-Four Million Five Hundred Thousand and No/100 Dollars ($24,500,000.00) or fifty-five percent (55%) of the value of Eligible Inventory owned by Coast US; provided, however, that in no event shall the Inventory advances under the US Inventory Advance Sublimit plus advances under the Canadian Inventory Advance Sublimit exceed Twenty-Eight Million and No/100 Dollars ($28,000,000.00), provided further that Lender may reduce the lending formula with respect to Coast US’ Eligible Inventory to the extent that Lender determines that the nature and quality of the Inventory has deteriorated, provided further that in determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Borrowers’ Eligible Inventory.

“US Maximum Loan Sublimit” shall mean the amount of (i) Fifty Million and No/100 Dollars ($50,000,000.00) from March 1 through July 31 of each year and (ii) Forty Million and No/100 Dollars ($40,000,000.00) from August 1 of each year through February 28/29 of each following year.

“US Prime Based Rate” shall mean the US Prime Rate plus the Applicable Margin.

“US Prime Rate” shall mean LaSalle Bank’s publicly announced prime rate (which is not intended to be LaSalle Bank’s lowest or most favorable rate in effect at any time) in effect from time to time.

“US Prime Rate Loans” shall mean the Loans bearing interest with reference to the US Prime Rate.

“US Revolving Credit Outstandings” shall mean the total amount of all revolving credit facilities or credit undertakings made available to, or for the benefit of, Coast US hereunder that are outstanding as of the date of such determination, including, but not limited to, the aggregate outstanding amount of all Loans or other advances made to, or on behalf of, Coast US and the then face amount of all drawn and unreimbursed or undrawn Letters of Credit issued for the account of Coast US.

“US Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

2. LOANS.

(a) US Revolving Loans.

Subject to the terms and conditions of this Agreement, during the Original Term and any Renewal Term, Agent shall, absent the existence of an Event of Default, make revolving loans and advances (the “US Revolving Loans”) to Coast US on behalf of US Lender, or cause US Lender to make such loans and advances in an amount up to the sum of the following sublimits (the “US Borrowing Base Availability”):

(i) an amount equal to eighty percent (80%) of the face amount of Coast US’s Eligible Accounts, (provided that Lender may reduce the lending formula with respect to Coast US’s Eligible Accounts to the extent that Lender determines in its Permitted Discretion that: (A) the dilution with respect to those Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in those Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales has increased in any material respect, or may be reasonably anticipated to increase in any material respect, above historical levels), or (B) the general creditworthiness of the Account Debtors of Coast US has declined; provided further, that in determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Borrowers’ Eligible Accounts; plus

(ii) the US Inventory Advance Sublimit;

provided, that the US Borrowing Base Availability shall in no event exceed the US Maximum Loan Sublimit, provided further that the aggregate unpaid principal balance of the US Revolving Credit Outstandings plus the aggregate unpaid principal balance of Canadian Revolving Credit Outstandings shall in no event exceed the Maximum Loan Limit.

The aggregate unpaid principal balance of all US Revolving Credit Outstandings shall not at any time exceed the lesser of the (i) US Borrowing Base Availability and (ii) the US Maximum Loan Sublimit. If at any time (A) the US Revolving Credit Outstandings exceeds either the US Borrowing Base Availability or the US Maximum Loan Sublimit, (B) any portion of the US Revolving Credit Outstandings exceeds any applicable sublimit within the US Borrowing Base Availability or (C) the aggregate unpaid principal balance of the US Revolving Credit Outstandings and Canadian Revolving Credit Outstandings exceeds the Maximum Loan Limit, except as otherwise provided in subsection 2(e), Coast US shall pay to US Lender or Agent, for the benefit of US Lender, such amount as may be necessary to eliminate such excess and Agent and US Lender shall apply such payment to the US Revolving Credit Outstandings to eliminate such excess; provided, that Lender shall permit such excess (the “Excess”) to remain outstanding for a period of up to the earlier of (w) the date Coast US becomes aware of such Excess and (x) the earliest date that Coast US is required to deliver it’s next monthly trial balance of its Accounts pursuant to subsection 9(b) hereof so long as (y) no Event of Default is then in existence and (z) the outstanding amount of such Excess does not exceed $250,000.00; provided further that Lender shall have no obligation to make Loans during such period of time as such Excess remains outstanding.

Coast US hereby authorizes Agent and US Lender, in each of their Permitted Discretion, to charge any of Coast US’ accounts or advance US Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement.

A request for a US Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Coast US shall give Agent same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a US Revolving Loan as a US Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a US Revolving Loan as a LIBOR Rate Loan, in which notice Coast US shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Coast US maintains a controlled disbursement account at LaSalle Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a US Revolving Loan as a US Prime Rate Loan. As an accommodation to Coast US, Agent may permit telephone requests for US Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Coast US. Unless Coast US specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Coast US, neither Agent nor US Lender shall have any liability to Coast US for any loss or damage suffered by Coast US as a result of Agent’s or US Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or US Lender by Coast US and neither Agent nor US Lender shall have any duty to verify the origin of any such communication or the authority of the Person sending it.

Coast US hereby irrevocably authorizes Agent and US Lender to disburse the proceeds of each US Revolving Loan requested by Coast US, or deemed to be requested by Coast US, as follows: the proceeds of each US Revolving Loan requested under subsection 2(a) shall be disbursed by Agent or US Lender in lawful money of the United States of America in immediately available funds by wire transfer, Automated Clearing House (ACH) transfer or internal bank transfer of funds (if applicable) to a bank account at an Approved Bank or to such other bank account as may be agreed upon by Coast US and Agent (which agreement by Agent shall not be unreasonably withheld) from time to time, or elsewhere if pursuant to a written direction from Coast US.

(b) Canadian Revolving Loans.

Subject to the terms and conditions of this Agreement, during the Original Term and any Renewal Term, Canadian Lender shall, absent the existence of an Event of Default, make revolving loans and advances (the “Canadian Revolving Loans”) to Coast Canada in an amount up to the sum of the following sublimits (the “Canadian Borrowing Base Availability”):

(i) eighty percent (80%) of the face amount of Coast Canada’s Eligible Accounts; (provided that Lender may reduce the lending formula with respect to Coast Canada’ Eligible Accounts to the extent that Lender determines in its Permitted Discretion that: (A) the dilution with respect to those Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in those Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales has increased in any material respect, or may be reasonably anticipated to increase in any material respect, above historical levels, or (B) the general creditworthiness of the Account Debtors of Coast Canada has declined); provided further, that in determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Borrowers’ Eligible Accounts; plus

(ii) The Canadian Inventory Advance Sublimit; minus

(iii) The FX Reserve; provided, that the Canadian Borrowing Base Availability shall in no event exceed the Canadian Maximum Loan Sublimit; provided further that the aggregate unpaid principal balance of the Canadian Revolving Credit Outstandings plus the aggregate unpaid principal balance of the US Revolving Credit Outstandings shall in no event exceed the Maximum Loan Limit.

The aggregate unpaid principal balance of the Canadian Revolving Credit Outstandings shall not at any time exceed the lesser of the (i) Canadian Borrowing Base Availability and (ii) the Canadian Maximum Loan Sublimit. If at any time (A) the Canadian Revolving Credit Outstandings exceeds either the Canadian Borrowing Base Availability or the Canadian Maximum Loan Sublimit, (B) any portion of the Canadian Revolving Credit Outstandings exceeds any applicable sublimit within the Canadian Borrowing Base Availability or (C) the aggregate unpaid principal balance of the US Revolving Credit Outstandings plus the Canadian Revolving Credit Outstandings exceeds the Maximum Loan Limit, except as otherwise provided in subsection 2(e), Coast Canada shall immediately, and without the necessity of demand by Canadian Lender, pay to Canadian Lender such amount as may be necessary to eliminate such excess and Canadian Lender shall apply such payment to the Canadian Revolving Credit Outstandings to eliminate such excess provided, that Lender shall permit such excess (the “Excess”) to remain outstanding for a period of up to the earlier of (w) the date Coast Canada becomes aware of such Excess and (x) the earliest date that Coast Canada is required to deliver its’ next monthly trial balance of its Accounts pursuant to subsection 9(b) hereof so long as (y) no Event of Default is then in existence and (z) the outstanding amount of such Excess does not exceed $250,000.00; provided further that Lender shall have no obligation to make Loans during such period of time.

Coast Canada hereby authorizes Canadian Lender, in its Permitted Discretion, to charge any of Coast Canada’ accounts or advance Canadian Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement.

A request for a Canadian Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Coast Canada shall give Canadian Lender same day notice, no later than 12:00 P.M. (noon) (Toronto time) for such day, of its request for a Canadian Revolving Loan as a Canadian Prime Rate Loan or Canadian US Base Rate Loan, and at least three (3) Business Days prior notice of its request for a Canadian Revolving Loan as a LIBOR Rate Loan, in which notice Coast Canada shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Coast Canada maintains a controlled disbursement account at ABN AMRO, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Canadian Revolving Loan as a Canadian Prime Rate Loan. As an accommodation to Coast Canada, Canadian Lender may permit telephone requests for Canadian Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Canadian Lender by Coast Canada. Unless Coast Canada specifically directs Canadian Lender in writing not to accept or act upon telephonic or electronic communications from Coast Canada, Canadian Lender shall have no liability to Coast Canada for any loss or damage suffered by Coast Canada as a result of Canadian Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Canadian Lender by Coast Canada and Canadian Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

(c) Coast Canada hereby irrevocably authorizes Canadian Lender to disburse the proceeds of each Canadian Revolving Loan requested by Coast Canada, or deemed to be requested by Coast Canada, as follows: the proceeds of each Canadian Revolving Loan requested under subsection 2(b) shall be disbursed by Canadian Lender in lawful money of Canada in immediately available funds by wire transfer, Automated Clearing House (ACH) transfer or internal bank transfer of funds (if applicable) to such bank account as may be agreed upon by Coast Canada and Canadian Lender from time to time, or elsewhere if pursuant to a written direction from Coast Canada.

(d) Revolving Loans.

Amounts advanced as Revolving Loans may fluctuate from time to time, to be reduced by repayments made by Borrowers and to be increased by future advances and extensions of credit which may be made by Lender to or for the benefit of Borrowers.

(e) Overadvances.

If at any time and for any reason the aggregate amount of US Revolving Credit Outstandings exceeds the US Borrowing Base Availability or the aggregate amount of Canadian Revolving Credit Outstandings exceeds the Canadian Borrowing Base Availability (each an “Overadvance”), Coast US or Coast Canada, as applicable, shall repay such Overadvance to Lender; provided, however, that if such Overadvance results solely from any of the following unilateral acts of Lender set forth at clauses (w) through (z) of this subsection 2(e), then Coast US or Coast Canada, as applicable, shall not be required to repay such Overadvance until thirty (30) days following the earlier to occur of: (i) such Borrower’s actual knowledge of the Overadvance, or (ii) receipt by such Borrower of notice of such Overadvance from Lender. Such unilateral acts are: (w) the reduction by Lender of the lending formula with respect to Eligible Inventory or Eligible Accounts, or (x) a determination of eligibility pursuant to clause (x) of the definition of, and with respect to, Eligible Accounts, or (y) a determination of eligibility pursuant to clause (iii) of the definition of and with respect to, Eligible Inventory, or (z) a change in the requirements applicable to Eligible Accounts or Eligible Inventory by Lender (as and to the extent expressly permitted by this Agreement). Any Borrower’s failure to repay an Overadvance in accordance with the requirements of this subsection (e) shall be an Event of Default hereunder.

(f) Foreign Exchange Line.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, Canadian Lender shall, absent the existence of an Event of Default, make available a foreign exchange line of credit (the “FX Line”) to Coast Canada whereby Canadian Lender makes purchases of foreign currency on Coast Canada’s behalf to assist Coast Canada with respect to foreign currency payments owing from time to time for Coast Canada’s purchase of Inventory, as well as the payment of office expenses and freight expenses, all in the ordinary course of its business subject to the following:

(i) The Dollar equivalent of all foreign exchange contracts outstanding from time to time shall not exceed Two Million and No/100 Dollars ($2,000,000.00);

(ii) No settlement date of any foreign exchange shall be later than one (1) year from the date such contract is created or later than five (5) days prior to the end of the Original Term or any Renewal Term;

(iii) Coast Canada shall pay on demand all customary fees and charges assessed by Canadian Lender in connection with the creation, usage, amendment, extension or termination of the FX Line and any and all contracts created thereunder;

(iv) Without limiting any other rights of Canadian Lender hereunder, Canadian Lender shall not be obligated to enter into a foreign exchange contract with Coast Canada if, after giving effect to such foreign exchange contract, the increase in the FX Reserve would cause the amount of Canadian Revolving Credit Outstandings to exceed either (A) the Canadian Maximum Loan Sublimit or (B) the Canadian Borrowing Base Availability;

(v) The term of the FX Line shall be identical to the term of the Canadian Revolving Loans and all terms and conditions of Section 10 shall be deemed applicable to the FX Line; and

(vi) Borrowers shall indemnify, defend, pay and hold harmless Lender for all losses, damages, obligations and liabilities suffered or incurred at any time by Lender including, without limitation, costs and attorneys’ fees with respect to Coast Canada’s failure to perform or satisfy its obligations with respect to any or all foreign exchange contracts under the FX Line.

(g) Canadian Bankers’ Acceptances.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, Canadian Lender shall, absent the existence of an Event of Default, at the request of Coast Canada, provide for the creation and purchase of Canadian Bankers’ Acceptances as follows:

(i) Acceptances. Each Drawing shall be in a minimum aggregate Face Amount of Cdn$3,000,000 and in an integral multiple of Cdn$100,000, and shall consist of (A) the creation of Canadian Bankers’ Acceptances upon payment in immediately available funds of the Drawing Fee by Coast Canada, and (B) the purchase of such Canadian Bankers’ Acceptances on the same day by Canadian Lender for the Drawing Purchase Price.

(ii) Canadian Bankers’ Acceptances Outstanding. No more than three (3) Canadian Bankers’ Acceptances shall be outstanding under this Agreement at any one time.

(iii) Form of Drafts. Each Draft presented by Coast Canada (A) shall be in the minimum aggregate Face Amount of Cdn$3,000,000 and in an integral multiple of Cdn$100,000; (B) shall be dated the date of the Drawing; and (C) shall mature and be payable by Coast Canada (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 30, 90 or 180 days after the Drawing Date and on or prior to the last day of the term of this Agreement.

(iv) Procedure for Drawing. Each Drawing shall be made pursuant to a Drawing Notice. Each Drawing Notice shall be irrevocable and binding on Coast Canada and shall specify (A) the Drawing Date; (B) the aggregate Face Amount of Drafts to be created; and (C) the contract maturity date for such Drafts. Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, Canadian Lender shall complete one or more Drafts in accordance with the Drawing Notice and accept and purchase such Drafts. Canadian Lender may hold such purchased Drafts for its own account until the contract maturity date or sell such purchased Drafts at any time prior thereto in any relevant market therefor in Canada, in Canadian Lender’s Permitted Discretion.

(v) Presigned Draft Forms. To enable Canadian Lender to make Drawings in the manner specified herein, Coast Canada shall supply Canadian Lender with such number of Drafts as Canadian Lender may request, duly endorsed and executed on behalf of Coast Canada. The signature of any duly authorized officer of Coast Canada on a Draft may be mechanically reproduced in facsimile and Drafts and Canadian Bankers’ Acceptances bearing such facsimile signature shall be binding upon Coast Canada as if they had been manually signed by such officers. Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft as one of such officers may no longer hold office at the date thereof or at the date of its acceptance by Canadian Lender hereunder or at any time thereafter, any Draft or Canadian Bankers’ Acceptance so signed shall be valid and binding upon Coast Canada (unless Coast Canada shall have previously given notice to Canadian Lender that any such individual no longer holds office and has delivered to Canadian Lender duly executed Drafts in replacement of all Drafts bearing such individual’s signature.)

(vi) Payment, Conversion or Renewal. Upon the maturity of a Canadian Bankers’ Acceptance, Coast Canada may (A) elect to issue a replacement Canadian Bankers’ Acceptance by giving a Drawing Notice; (B) elect to have all or a portion of the Face Amount of such Canadian Bankers’ Acceptance converted to a Canadian Prime Rate Loan or Canadian US Base Rate Loan in accordance with the terms of this Agreement by giving a Conversion Notice to Canadian Lender; or (C) pay the amount due thereunder on or before 12:00 p.m. (noon) (Toronto time) on the maturity date for such Canadian Bankers’ Acceptance (notwithstanding that Canadian Lender may be the holder thereof at maturity). Any such payment shall satisfy Coast Canada’s obligations under the Canadian Bankers’ Acceptance to which it relates and Canadian Lender shall thereafter be solely responsible for the payment of such Canadian Bankers’ Acceptance. If Coast Canada fails to pay any Canadian Bankers’ Acceptance when due, or to issue a replacement Canadian Bankers’ Acceptance in the Face Amount of such Canadian Bankers’ Acceptance, the unpaid amount due and payable in respect thereof shall be converted, as of such date, and without any necessity for notice thereof by Coast Canada to a Canadian Prime Rate Loan made by Canadian Lender and shall bear interest calculated and payable as provided in this Agreement.

(vii) Circumstances Making Canadian Bankers’ Acceptances Unavailable. If Canadian Lender determines in its Permitted Discretion, which determination shall be final, conclusive and binding upon Coast Canada, and notifies Coast Canada that, by reason of circumstances affecting the money market, there is no market for Canadian Bankers’ Acceptances, then,

(A) Coast Canada’s right to request a Drawing shall be suspended until Canadian Lender determines that the circumstances causing such suspension no longer exist, and Canadian Lender so notifies Coast Canada; and

(B) any Drawing Notice which is outstanding shall be cancelled and the Drawing requested therein shall not be made.

Canadian Lender shall promptly notify Coast Canada of the suspension of Coast Canada’s right to request a Drawing and of the termination of any such suspension.

(viii) Coast Canada shall compensate Canadian Lender from time to time for any costs paid or payable by Canadian Lender of making or maintaining any Canadian Bankers’ Acceptances as a result of the compliance by Canadian Lender with any law, rule, treaty or regulation of, or any interpretation or change thereof by, any government, agency, court or other administrative authority (whether or not having the force of law), or for new or increased taxes (other than taxes on the general revenues, gross receipts or income, generally, of Canadian Lender) or for reserve costs applicable to the assets or liabilities of Canadian Lender, or any cost which arises as a result of Canadian Lender complying with requirements (whether or not having the force of law) of any government, agency or administrative authority as to the appropriate amount of capital to be maintained by it. Coast Canada shall indemnify Canadian Lender for all costs, losses and expenses incurred by Canadian Lender under or in connection with any Canadian Bankers’ Acceptance other than on account of Canadian Lender’s gross negligence or willful misconduct. Any certificate of Canadian Lender in respect of the foregoing will be conclusive and binding upon Coast Canada.

(h) Repayments.

The Loans and all other Liabilities shall be repaid on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

(i) Notes.

The Loans shall, in Lender’s Permitted Discretion, be evidenced by one or more promissory notes in form and substance reasonably satisfactory to Lender provided that in no event shall the terms and provisions of such

Notes be inconsistent with nor more burdensome on the Borrowers than those contained in this Agreement. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

3. LETTERS OF CREDIT.

(a) General Terms.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Lender shall, absent the existence of an Event of Default, from time to time cause to be issued and co-sign for or otherwise guarantee, upon Borrowers’ request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed One Million and No/100 Dollars ($1,000,000.00). Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and Borrowers agree that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrowers for a Loan to reimburse such issuer. A Letter of Credit fee shall accrue, at a rate equal to one and one-half percent (1.50%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding from time to time, which fee Borrowers shall pay in arrears in monthly installments on the last Business Day of each month. Borrowers shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b) Requests for Letters of Credit.

Borrowers shall make requests for Letters of Credit in writing at least two (2) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c) Obligations Absolute.

Borrowers shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on Borrowers’ behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrowers or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrowers’ obligations hereunder. It is understood and agreed by Borrowers that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

(d) Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

4. INTEREST, FEES AND CHARGES.

(a) Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth below:

(i) For all US Prime Rate Loans advanced to Coast US, a per annum rate of interest equal to the US Prime Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the US Prime Rate effective on the effective date of each such change in the US Prime Rate.

(ii) For all Canadian Prime Rate Loans advanced to Coast Canada, a per annum rate of interest equal to the Canadian Prime Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Canadian Prime Rate effective on the effective date of each such change in the Canadian Prime Rate.

(iii) For all Canadian US Base Rate Loans advanced to Coast Canada, a per annum rate of interest equal to the Canadian US Based Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Canadian US Base Rate effective on the effective date of each such change in the Canadian US Base Rate.

(iv) For all LIBOR Rate Loans advanced to Borrowers, a per annum rate of interest equal to the LIBOR Based Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean any continuous period of thirty (30), sixty (60) or ninety (90) days, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, telegram, electronic mail or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

(v) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest on LIBOR Rate Loans and US Prime Rate Loans requested by Coast US shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed. All interest on Canadian Prime Rate Loans and Canadian US Base Rate Loans requested by Coast Canada shall be calculated on the basis of a 365-day year and charged for the actual number of days elapsed.

(vi) Upon the occurrence of an Event of Default and during the continuance thereof, (i) Borrowers shall not have the option of requesting LIBOR Rate Loans or Canadian US Base Rate Loans, (ii) all LIBOR Rate Loans outstanding to Coast US shall be converted to US Prime Rate Loans, (iii) all LIBOR Rate Loans outstanding to Coast Canada shall be converted to US Prime Rate Loans and (iv) all Canadian Bankers’ Acceptances and Canadian US Base Rate Loans outstanding to Coast Canada shall be converted to Canadian Prime Rate Loans. These rights of Lender are independent of those rights of Lender under subsection 4(a)(v) of this Agreement or any other rights of Lender.

(vii) Interest shall be payable both before and after maturity and before and after default and/or judgment, if any, until payment in full, and interest shall accrue on overdue interest, if any, compounded on each interest payment date. Interest shall be calculated using the nominal rate method of calculation and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest. For the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest is to be paid under this Agreement is to be calculated on the basis of 365 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or such other period of time, as the case may be.

(b) Other LIBOR or Canadian Bankers’ Acceptance Provisions.

(i) Subject to the provisions of this Agreement, Borrowers shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred.

(ii) Lender’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) US Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrowers to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(iv) of this Agreement shall not represent the effective pricing to Lender for US Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrowers and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii) If, after the date hereof, there occurs any Regulatory Change that, in the opinion of counsel to Lender, makes it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify Borrowers and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrowers in its request (other than as a result of a default by Lender), Borrowers agree to indemnify Lender against any loss, liability, cost or expense Lender may incur or sustain.

(v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrowers to Lender hereunder (other than a change in the taxation of the overall income generally of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay, to Lender, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount by no later than ten (10) days following Borrowers’ receipt of a written demand for such payment from Lender which describes the Regulatory Change and the increase in costs to Lender resulting therefrom.

(vi) Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrowers of such

Tax and Borrowers shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrowers to the extent of the amount so recovered.

(vii) Each request for LIBOR Rate Loans shall be in an amount not less than Five Million and No/100 Dollars ($5,000,000.00), and in integral multiples of, One Hundred Thousand and No/100 Dollars ($100,000.00).

(viii) Unless otherwise specified by Borrowers, all Loans shall be Prime Rate Loans.

(ix) No more than three (3) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c) Fees And Charges.

(i) Collateral Management (Audit) Fee: Borrowers shall pay to Lender an annual collateral management (audit) fee based upon the then in effect Applicable Margin for LIBOR Based Rate Loans as set forth in the following table, provided, that no Event of Default has occurred and is continuing. If an Event of Default has occurred and is continuing, the annual collateral management (audit) fee will be the greater of (A) the actual amount of reasonable out-of-pocket costs and expenses incurred by Lender during the course of field examinations of the Collateral and Borrowers’ operations, plus a per diem charge at the rate of Six Hundred Dollars ($600) per person per day for Lender’s examiners in the field or office, or (ii) Fifty Thousand Dollars ($50,000). The annual audit fee shall be payable in advance on the first day of January of each year, based upon the Applicable Margin for LIBOR Based Rate Loans in effect for the immediately preceding Fiscal Year, subject to adjustment, upward or downward, as a result of the adjustment to the Applicable Margin for LIBOR Based Rate Loans put into effect by Lender within (10) days of Lender’s receipt of, and based upon, Borrowers’ annual audited financial statements for the immediately preceding Fiscal Year. Within ten (10) days of the effective date of any such adjustment in the Applicable Margin, the Lender will send a written notice to the Borrowers that sets forth the amount and a calculation of any resulting adjustment (whether upward or downward) in the annual collateral management (audit) fee. The amount of that fee adjustment will be paid, within five (5) days after the date such written notice is given, by Borrowers to the Lender in the case of an upward adjustment or by Lender to Borrowers in the case of a downward adjustment.

Applicable Margin for LIBOR Based Rate Loans	Annual Collateral Management (Audit) Fee
250 basis points	$50,000
225 basis points	$40,000
200 basis points	$30,000
175 basis points	$20,000
150 basis points	$10,000

(ii) Unused Line Fee: Borrowers shall pay to Lender an unused line fee of one-fourth of one percent (1/4th of 1%) per annum of the average daily unused portion of the Maximum Loan Limit for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month. Said fee shall be calculated on the basis of a 360-day year (365-day year for Coast Canada). For this purpose, the unused portion of the Maximum Loan Limit shall be determined on the basis of the daily difference between the Maximum Loan Limit and the sum of the US Revolving Credit Outstandings and the Canadian Revolving Credit Outstandings.

(iii) Costs and Expenses: Borrowers shall reimburse Lender for all reasonably incurred costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Lender in connection with the (i) documentation and consummation of this transaction and any other transactions between Borrowers and Lender, including, without limitation, Uniform Commercial Code, Personal Property Security Act and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Lender’s rights under this Agreement or any Other Agreement. Borrowers shall also pay all normal service charges with respect to all accounts (if any) maintained by Borrowers with Lender and LaSalle Bank and any additional services requested by Borrowers from Agent, US Lender, Canadian Lender or LaSalle Bank. All such costs, expenses and charges shall, if owed to Lender or LaSalle Bank, be reimbursed by Lender and in such event or in the event such costs and expenses are owed to Lender, constitute Liabilities hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(iv) Capital Adequacy Charge. If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to a Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrowers shall pay to Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined. In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(v) Amendment Fee. Borrowers shall pay to Lender a one time fee of $50,000 which shall be fully earned and payable on the date hereof.

(d) Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement and the Other Agreements are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

5. COLLATERAL.

(a) Grant of Security Interest to Lender and Agent.

As security for the payment of all Loans now or in the future made by Lender to Borrowers hereunder and for the payment or other satisfaction of all other Liabilities, Coast US and Coast Canada hereby assign to Lender and Agent for the benefit of Lender, a continuing security interest in the following property of Borrowers, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrowers have given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrowers; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification) including, without limitation, the patents, trademarks, copyrights and registered names on Exhibit D hereto; (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto (i) any other property of Borrowers now or hereafter in the possession, custody or control of Agent or Lender or any agent or any parent, affiliate or subsidiary of Agent or Lender or any participant with Agent or Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrowers’ books and records relating to any of the foregoing and to Borrowers’ business.

(b) Other Security.

Lender, in its Permitted Discretion, without waiving or releasing any obligation, liability or duty of Borrowers under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral; provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Liabilities, payable by Borrowers to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(c) Possessory Collateral.

Immediately upon Borrowers’ receipt of any portion of the Collateral evidenced by an Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, Borrowers shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance reasonably acceptable to Lender). If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as Borrowers’ attorney and agent-in-fact, to endorse or assign the same on Borrowers’ behalf.

(d) Electronic Chattel Paper.

To the extent that Borrowers obtain or maintain any Electronic Chattel Paper, Borrowers shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or their designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrowers shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and to take such other commercially reasonable actions that are designed to cause third parties to do such other acts and things as Lender may deem in its Permitted Discretion to be necessary in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrowers irrevocably hereby make, constitute and appoint Lender (and all Persons designated by Lender for that purpose) as Borrowers’ true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral. Borrowers further agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Borrowers further ratify and confirm the prior filing by Lender of any and all financing statements which identify the Borrowers as debtor, Lender as secured party and any or all Collateral as collateral.

7. POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until otherwise notified by Lender following the occurrence an Event of Default, Borrowers shall have the right, except as and to the extent otherwise expressly provided to the contrary in this Agreement, in the ordinary course of Borrowers’ business, to (a) sell or lease, or furnish under contracts of service, any of Borrowers’ Inventory normally held by Borrowers for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by Borrowers for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrowers.

8. COLLECTIONS.

(a) Borrowers shall establish accounts (the “Blocked Accounts”) with an Approved Bank, into which Borrowers will promptly deposit all payments received by Borrowers on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrowers, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrowers or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrowers shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrowers and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, promptly upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Blocked Accounts. Each financial institution at which the Blocked Accounts are established shall acknowledge and agree, in a manner reasonably satisfactory to Lender, that the amounts on deposit in such Blocked Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Blocked Account without further consent from Borrowers, that such financial institution has no right to setoff against the Blocked Account or against any other account maintained by such financial institution into which the deposits are transferred and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Blocked Account on a daily basis, as such funds are collected. Borrowers agree that all payments made to such Blocked Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, any immediately available funds in such cash collateral account which exceeds $100,000 may be credited, at Borrowers’ discretion, to an investment account with Lender. Borrowers agree to pay all fees, costs and expenses in connection with opening and maintaining the Blocked Accounts. All of such fees, costs and expenses if not paid by Borrowers, may be paid by Lender and in such event all amounts paid by Lender shall constitute Liabilities hereunder, shall be payable to Lender by Borrowers upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrowers to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on Borrowers’ behalf. For the purpose of this section, Borrowers irrevocably hereby make constitute and appoint Lender (and all Persons designated by Lender for that purpose) as Borrowers’ true and lawful attorney and agent-in-fact (i) to endorse Borrowers’ name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrowers or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof; and (iii) during the existence of an Event of Default, to have access to any lock box or postal box into which Proceeds of Collateral are deposited and to any other lock box or postal box into which any of Borrowers’ mail is deposited, and open and process all mail addressed to Borrowers and deposited therein, provided that with respect to any mail which does not relate to the Collateral, Agent shall promptly return such mail to Borrowers.

(b) Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrowers’ Accounts or other amounts owed to Borrowers by suit or otherwise; (ii) exercise all of Borrowers’ rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrowers; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrowers, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) to the extent permissible under applicable law, sell or assign any Account of Borrowers or other amount owed to Borrowers upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign Borrowers’ name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrowers; and (vi) to the extent permissible under applicable law, do all other acts and things which are necessary, in Lender ‘s Permitted Discretion, to fulfill Borrowers’ obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to Borrowers. In addition to any other provision hereof, Lender may at any time, following the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

(c) For purposes of both calculating interest and fees and determining the amount of Loans available, Lender shall immediately after receipt by Agent at its office in Chicago, Illinois, or Canadian Lender at its office in Toronto, Ontario, of cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities as follows: (i) first, to the payment of any and all costs, expenses and fees (including reasonable attorneys’ fees) incurred by Agent or any Lender under this Agreement or the Other Agreements for which Borrowers are liable hereunder; (ii) second, to the payment of all unpaid accrued interest; and (iii) third, to reduce the principal amount owing on the Liabilities; provided that Coast US collections shall be credited first to the Prime Rate Loans maintained by Coast US and Coast Canada collections shall be credited first to the Prime Rate Loans maintained by Coast Canada.

(d) On a monthly basis, Lender shall deliver to Borrowers an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrowers notify Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrowers and any such notice shall only constitute an objection to the items specifically identified.

9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Weekly Reports.

On the first Business Day of each week, each Borrower, or Coast Delaware on behalf of the Borrowers comprising Coast US, shall deliver to Lender (i) an executed weekly loan report and certificate in Lender’s then current form, which also summarizes the prior week’s changes in such numbers and (ii) reports of sales, including credits issued and collections received and summarizing the prior week’s changes in all such numbers, accompanied by copies of each such Borrower’s sales journal and credit memo journal for the relevant period, provided that subject to Lender and Agent’s Permitted Discretion, each Coast US Borrower shall only be required to tender such report and certificate (but not copies of the sales journal and credit memo journal) at least once each month if at such time (x) there exists no Event of Default nor any event which, with the passage of time or giving of notice, will become an Event of Default and (y) average Excess Availability for the immediately preceding thirty (30) days is not less than $3,000,000.00, it being understood that if at any time after which such Borrower is only required to deliver such report and certificate each month, instead of at least weekly, there exists an Event of Default or an event which with the passage of time or giving of notice, will become an Event of Default, or average Excess Availability for the immediately proceeding thirty (30) days period is less than $3,000,000.00, then such Borrower shall be required to deliver such report and certificate at least weekly until each of the foregoing clauses (x) and (y) are satisfied. Such reports shall be in a form and with such specificity as is reasonably satisfactory to Lender and shall contain such additional information concerning the Accounts and Inventory as may be reasonably requested by Lender including, without limitation, but only if specifically requested by Lender, an electronic invoice summary report prepared in connection with such Accounts.

(b) Monthly Reports.

Each of Coast Delaware, on behalf of the Borrowers comprising Coast US, and Coast Canada shall deliver to Lender, in addition to any other reports as Lender may from time to time reasonably request, as soon as practicable and in any event: (i) within twenty (20) days after the end of each month, (A) a detailed trial balance of the Coast US Accounts and the Coast Canada Accounts, respectively, aged per invoice date, in form and substance reasonably satisfactory to Lender, including, without limitation, the names and addresses of all Account Debtors of each Borrower and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its Permitted Discretion), including a listing of any held checks, provided that such names and addresses shall only be required to be provided upon demand by Lender, but in any event, at least annually; and (ii) within twenty (20) days after the end of each month, Lender’s standard form of Inventory report then in effect, for each Borrower by each category and location of Inventory.

(c) Financial Statements.

Coast Delaware, on behalf of Coast Distribution, shall deliver to Lender the following consolidated financial statements of Coast Delaware, all of which shall be prepared in accordance with GAAP consistently applied (except that interim period financial statements need not include all of the footnotes required by GAAP and may differ from GAAP in the manner and to the extent set forth in the notes to or certificates accompanying such interim period financial statements), and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month (except sixty (60) days after the end of each January and 40 days after the end of each February), copies of internally prepared consolidated financial statements for Coast Delaware certified by the Chief Financial Officer of Coast Delaware; and (ii) no later than ninety (90) days after the end of each of Coast Delaware’s Fiscal Years, audited annual consolidated financial statements for Coast Delaware, with an unqualified opinion by independent certified public accountants selected by Coast Delaware and reasonably satisfactory to Lender (provided that any independent public accounting firm that audits the consolidated financial statements of Coast Delaware and its Subsidiaries that are filed with the Securities and Exchange Commission shall be satisfactory to Lender), which financial statements shall be accompanied by copies of any management letters sent to each Borrower by such accountants. All financial statements shall be consolidated and consolidating and shall include a balance sheet, income statement and statement of cash flow.

(d) Annual Projections.

As soon as practicable and in any event prior to the beginning of each Fiscal Year, beginning with Fiscal Year 2005, Coast Delaware, for the Borrowers comprising Coast US, shall deliver to Lender projected balance sheets, statements of income and cash flow for such Borrowers, on a consolidated basis, and Coast Canada shall provide similar projected financial statements for itself, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as may be reasonably requested by Lender.

(e) Explanation of Budgets and Projections.

In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, each Borrower shall cause to delivered to Lender a letter signed by the President or a Vice President of Coast Delaware (on behalf of the Borrowers comprising Coast US) and by the Treasurer or Chief Financial Officer of Coast Canada, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the actual financial statements for each month and year to date period of the budgeted period of Coast U.S. and Coast Canada, respectively.

(f) Public Reporting.

Promptly after the filing thereof, each Borrower shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which each Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.

(g) Other Information.

Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

10. TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL MAY 31, 2009 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) BORROWERS OR LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTY WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM AND BY PAYING ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM. If the term of this Agreement expires or one or more of the events specified in clauses (A) and (B) occurs, then (i) Lender shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. If Borrowers are obtaining new financing from another lender, Borrowers shall deliver such lender’s indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrowers’ account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrowers’ account. Notwithstanding any thing to the contrary that may be contained elsewhere in this Agreement, the Borrowers shall be entitled, in their sole and absolute discretion, to prepay the Liabilities, in whole or in part, from any source, at any time or from time to time during the term of this Agreement, and Borrowers and Lender agree that there shall be no prepayment fee or penalty of any kind or nature whatsoever due hereunder in respect of or by reason of any such prepayment. At such time as, and from time to time after, Borrowers have repaid all of the Liabilities and this Agreement has terminated, Lender and Canadian Lender shall each deliver to Borrowers (x) such termination statements and other releases and other documents and instruments as any of the Borrowers may reasonably request to evidence and effectuate the termination of Lender’s and Canadian Lender’s security interest and any other interest that Lender may have in any of the Collateral, and (y) possession of all Collateral which is in the possession of Lender or Canadian Lender.

11. REPRESENTATIONS AND WARRANTIES.

Borrowers hereby represent and warrant to Agent and Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrowers’ execution hereof and shall be remade by Borrowers at the time each Loan is made pursuant to this Agreement, provided that representations and warranties made as of a particular date shall be true and correct as of such date.

(a) Financial Statements and Other Information.

The financial statements and other information delivered or to be delivered by Borrowers to Lender at or prior to the date of this Agreement fairly present in all material respects the consolidated financial condition of Coast Delaware and its Subsidiaries, and there has been no material adverse change in the consolidated financial condition or the consolidated operating results of Coast Delaware and its Subsidiaries since the date of the financial statements delivered to Lender most recently prior to the date of this Agreement. All written information now or heretofore furnished by Borrowers to Lender is true and correct, in all material respects, as of the date with respect to which such information was furnished.

(b) Locations.

The offices where Borrowers keep their books, records and accounts (or copies thereof) concerning the Collateral, Borrowers’ respective principal places of business and all of Borrowers’ other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States or Canada of which Lender has been advised by Borrowers in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which Borrowers shall have advised Lender in writing consists of Collateral normally used in more than one State) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States or Canada of which Lender has been advised by Borrowers in writing in accordance with subsection 12(b)(i) hereof.

(c) Loans by Borrowers.

Borrowers have not made any loans or advances to any Affiliate or other Person except for (i) advances made between any of the Coast US Borrowers or by any of the Coast US Borrowers to any of their respective wholly-owned Subsidiaries (other than Coast Canada), (ii) advances to employees, officers and directors of Borrowers for travel and other expenses arising in the ordinary course of Borrowers’ business and (iv) loans permitted pursuant to subsection 13(d) or subsection 13(f) hereof.

(d) Future Advances.

Each request by a Borrower for a Revolving Loans under this Agreement shall constitute a representation and warranty by all Borrowers, jointly and severally, to the effect that such Loan is within and complies with the terms and conditions of this Agreement.

(e) Liens.

Borrowers are the lawful owner of all Collateral now purportedly owned or ownership of which is hereafter purportedly acquired by Borrowers, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

(f) Organization, Authority and No Conflict.

(i) Coast Delaware is a corporation, duly organized, validly existing and in good standing in the State of Delaware, its State organizational identification number is 2759093 and is duly qualified and in good standing in all States where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary as listed on Schedule 11(f), except where the failure to be so qualified has not had and is not expected to have a Material Adverse Effect on Borrowers, (ii) United Sales is a corporation, duly organized, validly existing and in good standing in the State of Texas, its State organizational identification number is 0034986400 and is duly qualified and in good standing in all States where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary as listed on Schedule 11(f), except where the failure to be so qualified has not had and is not expected to have a Material Adverse Effect on Borrowers, (iii) C/P is a corporation, duly organized, validly existing and in good standing in the State of Indiana, its State organizational identification number is 351155917 and is duly qualified and in good standing in all States where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary as listed on Schedule 11(f), except where the failure to be so qualified has not had and is not expected to have a Material Adverse Effect on Borrowers or, (iv) Mohawk is a corporation, duly organized, validly existing and in good standing in the State of New York, its State organizational identification number is 171416 and is duly qualified and in good standing in all States where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary as listed on Schedule 11(f), except where the failure to be so qualified has not had and is not expected to have a Material Adverse Effect on Borrowers, and (v) Coast Canada is a corporation, duly organized, validly existing and in good standing in the Province of Quebec, and is duly qualified and in good standing in all provinces where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary as listed on Schedule 11(f), except where the failure to be so qualified has not had and is not expected to have a Material Adverse Effect on Borrowers. Each Borrower has the requisite corporate right and power and is duly authorized and empowered, in accordance with its organizational documents, to enter into, execute and deliver this Agreement and the Other Agreements to which it is a party and perform its respective obligations hereunder and thereunder. Each Borrower’s execution, delivery and performance of this Agreement and the Other Agreements to which it is a party does not conflict with the provisions of the organizational documents of such Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Borrower, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on the Borrowers, considered as a consolidated entity, each Borrower, and each Borrower’s execution, delivery and performance of this Agreement and the Other Agreements to which it is a party shall not result in the imposition of any lien or other encumbrance upon any of each Borrower’s property (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which each Borrower or any of its property may be bound or affected. Each Borrower’s federal tax identification numbers are:

Borrower	Federal Employer Identification Number
Coast Delaware	94-2490990
United Sales	75-1457339
C/P	35-1155917
Mohawk	14-1505359
Coast Canada	WCX 084690

(g) Litigation.

Except as disclosed to Lender on Schedule 11(g) hereto, there are no actions or proceedings which are pending or, to each Borrower’s knowledge, threatened against Borrowers which is reasonably likely to have a Material Adverse Effect on Borrowers, and Borrowers shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender. Borrowers have no Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

(h) Compliance with Laws and Maintenance of Permits.

Borrowers have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrowers. Borrowers are in compliance in all material respects with all applicable federal, State, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on Borrowers.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuing to subsection 11(c) or subsection 13(d) or subsection 13(f) hereof, Borrowers are not conducting, permitting or suffering, to be conducted, transactions with Affiliates in which the amount involved in any such transaction exceeds $60,000.00 other than transactions for the purchase or sale of Inventory or services in the ordinary course of business or other transactions not otherwise prohibited by other provisions of this Agreement so long as terms of such transactions are no less favorable to Borrowers than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Names and Trade Names.

Borrowers do not, and during, the past five (5) years, have not used any trade names, assumed names, fictitious names or division names in the operation of their respective business, except as set forth on Schedule 11(j) hereto.

(k) Equipment.

Except for Permitted Liens, Borrowers have good and indefeasible and merchantable title to all Equipment purported or shown to be owned by any of them; and (ii) no material item of such Equipment (other than as permitted by subsection 13(h) hereof) is (A) a Fixture to real estate unless such real estate is owned by Borrowers and is subject to a mortgage in favor of Lender, or if such real estate is leased, Borrowers shall have used their best efforts to cause a landlord’s agreement to be executed in favor of Lender on terms reasonably acceptable to Lender and delivered to Lender or (B) an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(l) Enforceability.

This Agreement and the Other Agreements to which Borrowers are a party are the legal, valid and binding obligations of Borrowers and are enforceable against Borrowers in accordance with their respective terms.

(m) Solvency.

Borrowers are, after giving effect to the transactions contemplated hereby, solvent, able to pay their debts as they become due, have capital sufficient to carry on their business, now own property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay their debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n) Indebtedness.

Except as set forth on Schedule 11(n) hereto, Borrowers are not obligated (directly or indirectly), for any loans or other Indebtedness, other than the Loans and such other credit facilities as are provided for herein.

(o) Margin Security and Use of Proceeds.

Borrowers do not own any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p) Parent, Subsidiaries and Affiliates.

Except as set forth on Schedule 11(p) hereto and except for Coast Delaware which is the Parent of all other Borrowers, Borrowers have no Parents, Subsidiaries or other Affiliates or divisions, nor are Borrowers engaged in any joint venture or partnership with any other Person.

(q) No Defaults.

Borrowers are not in default under any material contract, lease or commitment to which they are a party or by which they are bound, nor do Borrowers know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on Borrowers.

(r) Employee Matters.

There are no controversies pending or, to the knowledge of the Borrowers, threatened between Borrowers and any of their employees, agents or independent contractors other than employee grievances or other controversies arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on Borrowers, and Borrowers are in compliance with all federal or State laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on Borrowers.

(s) Intellectual Property.

Borrowers possess adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct their business as heretofore conducted by them except to the extent that the failure to possess such items would not have a Material Adverse Effect on Borrowers.

(t) Environmental Matters.

Except as disclosed on Schedule 11(t), Borrowers have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off their premises (whether or not owned by them) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of the Borrowers comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrowers’ knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Borrowers or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Borrowers or their business, operations or assets or any properties at which the Borrowers have transported, stored or disposed of any Hazardous Materials. Borrowers have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u) ERISA Matters.

Borrowers have paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of their properties or assets.

12. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, Borrowers covenant and agree as follows:

(a) Maintenance of Records.

Borrowers shall at all times keep accurate and complete books, records and accounts with respect to all of Borrowers’ business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

(b) Notices.

Borrowers shall:

(i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of Borrowers’ books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one State, the use of any such Goods in any State, other than a State in which Borrowers have previously advised Lender that such Goods will be used.

(ii) Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Lender if any Account or Inventory identified by Borrowers to Lender as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

(iii) Litigation and Proceedings. Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against Borrowers which is reasonably expected to have a Material Adverse Effect on Borrowers, which notice shall constitute Borrowers’ authorization to amend Schedule 11(g) to add such litigation and of any Commercial Tort Claims of Borrowers which may arise, which notice shall constitute Borrowers’ authorization to amend Exhibit C to add such Commercial Tort Claim.

(iv) Names and Trade Names. Notify Lender within ten (10) days of the change of any Borrower’s name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(v) ERISA Matters. Promptly notify Lender of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of the Borrowers, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi) Environmental Matters. Immediately notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrowers or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects Borrowers or their business operations or assets or any properties at which Borrowers have transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrowers.

(vii) Default; Material Adverse Change. Promptly advise Lender of the occurrence of any event that has had or is reasonably expected to have a Material Adverse Effect on the Borrowers, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrowers to Lender in writing.

(c) Compliance with Laws and Maintenance of Permits.

Borrowers shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on Borrowers and Borrowers shall remain in compliance with all applicable federal, State, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on Borrowers. Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of Borrowers in order to avoid non-compliance, with any Environmental Law, at Borrowers’ expense cause an independent environmental engineer reasonably acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

(d) Inspection and Audits.

Borrowers shall permit Lender, or any Persons designated by it, to call at Borrowers’ places of business at any reasonable times during normal business hours and without hindrance or unreasonable delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrowers’ books, records, journals, orders, receipts and any correspondence and other data relating to Borrowers’ business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrowers’ business as Lender may consider reasonable under the circumstances. Borrowers shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time request. Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of Borrowers’ Accounts, by mail, telephone, telecopy, electronic mail, telegraph or otherwise, provided that prior to the occurrence and continuance of an Event of Default, Lender shall conduct such verification in the name of a nominee of Lender or in each Borrower’s name.

Borrowers authorize Lender to discuss the affairs, finances and business of Borrowers, as it directly relates to the Loans or the Collateral, with any officers, employees, directors or managers of Borrowers or with their Parent or any Affiliate or the officers, employees, directors or managers of their Parent or any Affiliate, and to discuss the financial condition of Borrowers with Borrowers’ independent public accountants. Any such discussions shall be without liability to Lender or to Borrowers’ independent public accountants, provided that the information obtained therefrom shall be kept confidential by Lender in accordance with Section 26 hereof. Borrowers shall pay to Lender the collateral management (audit) fee specified in section 4(c) above as payment for the above-referenced inspection and audit fees.

(e) Insurance.

Borrowers shall:

(i) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrowers, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Lender. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Lender and shall contain an endorsement, in form and substance reasonably acceptable to Lender, showing loss under such insurance policies payable to Agent, for the benefit of US Lender, or Canadian Lender, as their respective interests may appear. Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrowers or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage. Borrowers hereby direct all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender, for application by Lender to the payment of the Liabilities or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its sole but reasonable judgment after consultation with such Borrower, may determine. Borrowers irrevocably make, constitute and appoint Lender (and all officers, employees or agents designated by Lender) as Borrowers’ true and lawful attorney (and agent-in-fact) empowering Lender, from time to time in its Permitted Discretion to direct all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Lender, and to endorse the name of Borrowers on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, for application by Lender to the payment of the Liabilities or to repair, reconstruct or replace the loss of or damage to Collateral as Lender in its sole but reasonable judgment, after consultation with Borrowers, may determine.

(ii) Maintain, at their expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrowers with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, each such policy shall contain an endorsement showing Lender as additional insureds thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

(iii) Maintain, at its expense, a life insurance policy of not less than Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) on the life of Thomas R. McGuire assigned to Lender as additional security for the payment and performance of Borrowers’ Liabilities hereunder. Borrowers further agree to furnish Lender with an “absolute assignment” of the proceeds of the policy(ies) as further Collateral and to record the “absolute assignment” with the company issuing said policy(ies) and to furnish Lender with evidence of acceptance thereof by the issuing company.

If Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender reasonably deems advisable upon notice to Borrowers. Such insurance, if obtained by Lender, may, but need not, protect Borrowers’ interests or pay any claim made by or against Borrowers with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrowers may be able to obtain on their own and may be cancelled only upon Borrowers providing evidence that they have obtained the insurance as required above. All sums disbursed by Lender in connection with any such actions including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(f) Collateral.

Borrowers shall keep the Collateral in good operating condition, repair and order (normal wear and tear excepted). Borrowers shall permit Lender to examine any of the Collateral at any time during normal business hours and wherever the Collateral may be located. Borrowers shall, at the request of Lender, indicate on their records concerning the Collateral a notation, in form reasonably satisfactory to Lender, of the security interest of Lender hereunder.

(g) Use of Proceeds.

All monies and other property obtained by Borrowers from Lender pursuant to this Agreement shall be used solely for business purposes of Borrowers.

(h) Taxes.

Borrowers shall file all required tax returns and pay all of their taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, State or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrowers shall not be required to pay any such taxes or cause any such liens for taxes to be removed if the amount, applicability or validity of such taxes shall at the time be contested in good faith and by appropriate proceedings by Borrowers, and if Borrowers shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment shall be permissible for so long as Borrowers’ title to and its right to use, and Lender’s lien and priority on, the Collateral are not materially and adversely affected thereby. If Borrowers fail to pay any such taxes then, in the absence of any such contest by Borrowers, Agent, US Lender or Canadian Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrowers to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(i) Intellectual Property.

Borrowers shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue their business substantially as heretofore conducted by them or as hereafter conducted by them unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on Borrowers.

(j) Checking Accounts.

Borrowers shall maintain their general checking/controlled disbursement accounts with an Approved Bank in order to effectuate the provisions herein, in particular, the terms and conditions established in Section 8 above. Borrowers shall be responsible for all normal charges assessed thereon.

(k) Eligible Account.

Each Borrower shall deliver to Lender (at Lender’s request) shipping and delivery receipts evidencing shipment and delivery of the Goods that are the subject of such Borrower’s Eligible Account.

13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Lender’s prior written consent waiving or modifying any of Borrowers’ covenants hereunder in any specific instance, Borrowers agree as follows:

(a) Guaranties.

Borrowers shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) as undertaken pursuant to this Agreement or (ii) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business or (iii) for guarantees of “Permitted Indebtedness” (as defined in subsection 13(b) below).

(b) Indebtedness.

Borrowers shall not create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans; provided that (x) any of the Borrowers may (i) borrow money from a Person other than Lender on an unsecured and subordinated basis if a subordination agreement in favor of Lender, in form and substance reasonably satisfactory to Lender, is executed and delivered to Lender relative thereto; (ii) maintain their present Indebtedness listed on Schedule 11(n) hereto or as set forth in the latest financial statements of Borrowers submitted to Lender on or prior to the date hereof; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures in an amount not to exceed $700,000 during Fiscal Year 2005 and $500,000 during any Fiscal Year thereafter; and (v) incur operating lease obligations, and (y) any Borrower comprising Coast US may incur unsecured indebtedness to another Borrower comprising Coast US (collectively “Permitted Indebtedness”) and provided, further, that the Borrowers also may enter into or effectuate any refinancings, refundings, renewals, or extensions of any such Permitted Indebtedness so long as: (i) the terms and conditions of such refinancing, renewals, or extensions do not materially impair the prospects of repayment of the Liabilities by Borrowers, (ii) the net cash proceeds of such refinancing, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, and (iii) such refinancing, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended.

(c) Liens.

Borrowers shall not grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d) Sales of Assets; Mergers and Joint Venture Transactions.

(i) Borrowers shall not sell, lease or otherwise dispose of any of their assets other than (A) in the ordinary course of business or (B) obsolete, unused or unneeded Equipment sold, for fair value up to a limit of $200,000 in the aggregate for Borrowers during any twelve month period, to bona fide purchasers, provided that all cash proceeds from the sale of such obsolete, unused or unneeded Equipment shall be immediately paid to Agent or Canadian Lender, as applicable, to be applied to repay the Liabilities.

(ii) No Borrower shall merge, amalgamate or consolidate with any other Person, or commence a dissolution or liquidation without the prior written consent of Lender, except that, without the Lender’s consent, any Borrower may (A) merge with any other Borrower or Borrowers (a “Borrower Merger”), unless such Borrower Merger would be contrary to clause (iv) of this subsection 13(d), or (B) merge with any other Person (a “Third Party Merger”), provided that, in the case of any Third Party Merger, such Merger meets the conditions that are set forth in clauses (A), (B), (C) and (D) of clause (iii) of this subsection 13(d) and, if Coast-Delaware is being merged with another Person in a Third Party Merger, Coast Delaware is the surviving entity in that Third Party Merger.

(iii) Borrower may, from time to time, directly or indirectly, make or own beneficial interests in (including stock, partnership interests, or other securities of), or make loans, advances, or capital contributions to, any

Person, or enter into transactions including, without limitation the purchase, sale, or exchange, outside the ordinary course of business, of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary (each of the afore-described transactions, an “Acquisition Transaction”), or consummate a Third Party Merger (as defined in subsection 13(d)(ii) above), provided, that the following conditions are satisfied: (A) Coast Distribution’s consolidated cash flow is greater than zero, (B) no Event of Default has occurred under this Agreement nor will the consummation of the proposed Acquisition Transaction or such Third Party Merger (as the case may be) result in the occurrence of a an Event of Default, (C) immediately after giving effect to such Acquisition Transaction or Third Party Merger (as the case may be), Borrowers will have a Excess Availability of at least $1,000,000.00, and (D) one or more of the Borrowers provides Lender with at least thirty (30) days prior written notice of any such Acquisition Transaction or Third Party Merger (as the case may be) before such Acquisition Transaction or Third Party Merger (as the case may be) is consummated, and provided, further, that, if the foregoing conditions are not satisfied with respect to any such proposed Acquisition Transaction or Third Party Merger (as the case may be), and a Borrower requests the consent of Lender to such Acquisition Transaction or any such Third Party Merger, then, except as otherwise provided in subsection 13(d)(iv) below, Lender shall not unreasonably withhold or delay its consent thereto.

(iv) Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, (A) a Coast U.S. Borrower may not be merged with or into Coast Canada in a Borrower Merger, unless the Coast US Borrower being merged with Coast Canada is the surviving entity in such Merger, and (B) a Coast U.S. Borrower may not transfer any assets to Coast Canada except for such a transfer in the ordinary course of business that is otherwise permitted pursuant to the terms hereof. For purposes of this subsection 13(d), a transfer of inventory by a Coast US Borrower to Coast Canada will constitute a transfer in the ordinary course of business, if the inventory is being transferred to Coast Canada for resale by it in the ordinary course of its business.

(e) Dividends, Distributions and Redemptions.

Except for stock dividends, Borrowers shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of their stock (if a Borrower is a corporation) or on account of any equity interest in Borrowers (if a Borrower is a partnership, limited liability company or other type of entity) or redeem or repurchase shares of their respective stock, except that any Borrower may pay any dividend to its Parent provided such Parent is another of the Borrowers, and except that Coast Delaware may pay cash dividends or repurchase or redeem its outstanding capital stock in each case, so long as (i) no Event of Default has occurred and is continuing, (ii) no Event of Default would occur as a result of such dividend payment or stock redemption or repurchase, (iii) such dividend payment, stock redemption or repurchase is permitted under all applicable laws, (iv) immediately after giving effect to such dividend payment or stock redemption or repurchase, Borrowers have Excess Availability of not less than $3,000,000 and (v) the aggregate amount of dividends paid in any Fiscal Year plus the aggregate amount of payments to redeem or repurchase stock of Borrowers in that same Fiscal Year shall not exceed the lesser of (x) the sum of (A) 50% of Borrowers’ Net Income for the prior Fiscal Year, plus (B) the amount of any “Permitted Carryforward” (as defined below), and (y) Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) (the “Redemption/Dividend Limit”); provided further, that in the event Borrowers do not expend the entire Redemption/Dividend Limit in any Fiscal Year, Borrowers may carry forward to succeeding Fiscal Years one hundred percent (100%) of the unused portion of the Redemption/Dividend Limit (the “Permitted Carryforward”); provided further, for the Fiscal Year 2005, the aggregate amount of dividends paid plus the aggregate amount of payments to redeem or repurchase stock of the Borrowers in such Fiscal Year shall not exceed the lesser of (a) the sum of (A) 50% of Borrowers’ Net Income for the Fiscal Year 2004, plus (B) Two Million and No/100 Dollars ($2,000,000.00) and (b) Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00).

(f) Investments; Loans.

Except as otherwise permitted by subsection 13(d) above, Borrowers shall not (i) purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States and (ii) lend or otherwise advance funds to any Person, except for (A) advances made to employees, officers, directors and managers for travel and other expenses arising in the ordinary course of business and (B) loans to employees not exceeding $100,000.00 in the aggregate outstanding for all employees at any one time; provided, however, that the grant or issuance by any of the Borrowers of stock options or stock purchase rights to employees on terms that permit the employees to pay for the shares subject to such grants or issuances on an installment or deferred basis, whether or not the obligations to make such payments are evidenced by a promissory note or other similar instrument, shall not constitute the making of loans by Borrowers that is prohibited by this subsection 13(f).

(g) Fundamental Changes, Line of Business.

No Borrower shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from that Borrower’s current business unless (i) such actions would not have a Material Adverse Effect on the ability of the Borrowers to perform their material obligations under this Agreement or the Other Agreements; and (ii) Lender has received ten (10) days prior written notice of such change.

(h) Equipment.

Borrowers shall not (i) permit any Equipment (other than shelving and other Equipment which in the ordinary course of business is installed in the warehouses where Borrowers Inventory is stored) to become a Fixture to real property unless such real property is owned by Borrowers and is subject to a mortgage in favor of Agent or Canadian Lender, or if such real estate is leased, Borrowers shall have used their best efforts to cause a landlord’s agreement to be executed in favor of Lender on terms reasonably acceptable to Lender and delivered to Lender, or (ii) permit any Equipment to become an accession to any other personal property, unless such personal property is subject to a first priority lien in favor of Agent or Canadian Lender.

(i) Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) or subsection 13(d) or subsection 13(f) hereof, Borrowers shall not conduct, permit or suffer to be conducted, transactions with Affiliates in which the amount involved in any such transaction exceeds $60,000.00, other than transactions for the purchase or sale of Inventory or services in the ordinary course of business or other transactions, not otherwise prohibited by other provisions of this Agreement, so long as terms of such transactions are no less favorable to Borrowers than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Settling of Accounts.

Borrowers shall continue to collect their Accounts in the ordinary course of its business and consistent with past practices; provided, that following the occurrence and during the continuance of an Event of Default, Borrowers shall not settle or adjust any Account without the consent of Agent or Canadian Lender.

14. FINANCIAL COVENANTS.

Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Tangible Net Worth.

Borrowers shall, on a consolidated basis, measured quarterly on a cumulative basis, maintain Tangible Net Worth as follows: (i) for each fiscal quarter ending on March 31, Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00); (ii) for each fiscal quarter ending on June 30, Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00); (iii) for each fiscal quarter ending on September 30, Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00); and for each fiscal quarter ending on December 31, Eighteen Million and No/100 Dollars ($18,000,000.00); provided, that for each fiscal quarter ending during the Fiscal Year 2003 and thereafter (in each case, a “Measurement Quarter”), the minimum Tangible Net Worth for such Measurement Quarter shall be (A) the minimum Tangible Net Worth for the corresponding fiscal quarter during the immediately preceding Fiscal Year (as may be further increased hereby) plus (B) the greater of (x) 50% of Borrowers’ minimum Net Income for such Measurement Quarter, as set forth in Section 14(c) or (y) 50% of Borrowers’ actual Net Income for such Measurement Quarter.

(b) Senior Debt to Tangible Net Worth.

Commencing with Fiscal Year 2004, as of the respective dates set forth below, the ratio of Borrowers’ Senior Debt to Borrowers’ Tangible Net Worth (calculated on a consolidated basis) shall not be greater than the following:

At March 31	At June 30	At September 30	At December 31
3.50:1.00	3.15:1.00	2.50:1.00	2.35:1.00

(c) Net Income.

Commencing, with Fiscal Year 2004, Coast Delaware’s Net Income, on a consolidated basis, for each of the periods set forth below, shall not be less than the following respective amounts:

Three Months Ended March 31	Six Months Ended June 30	Nine Months Ended September 30	Twelve Months Ended December 31
$ 230,000	$1,101,000	$1,352,000	$765,000

(d) Capital Expenditures.

Except for Capital Expenditures funded by Indebtedness as permitted under subsection 13(b), Borrowers, on a consolidated basis, shall not make any Capital Expenditures if, after giving effect to such Capital Expenditures, the aggregate cost of all Capital Expenditures would exceed One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00) during any Fiscal Year.

15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrowers hereunder:

(a) Payment.

The failure of any Obligor to pay (i) when due pursuant to this Agreement any of the Liabilities other than fees and charges payable pursuant to subsection 4(c) hereof and (ii) any of the fees and charges payable pursuant to subsection 4(c) hereof within ten (10) days of when due under the terms of this Agreement.

(b) Breach of this Agreement and the Other Agreements.

Except as to (a) above, the failure of any Obligor to perform, keep or observe any of the material covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure by Borrowers under subsections 12(b)(i), (iii), (iv), (v), (vi), 12(c), 12(f), 12(i), 13(b), 13(c) and 13(f)(ii) of the Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following the occurrence thereof.

(c) Breaches of Other Obligations.

The failure of any Borrower to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Borrower under any agreements with any creditor for borrowed money, which in the aggregate with respect to such creditor exceeds $250,000.00, provided that (i) such default is a payment default or (ii) such default is a non-payment default and the effect of such non-payment default is to cause the holder of a Borrower’s payment obligations under such agreement to declare such payment obligations of such Borrower to become due prior to its maturity date or prior to its regularly scheduled date of payment.

(d) Breach of Representations and Warranties.

The making or furnishing by any Obligor to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Lender, which is untrue or misleading in any material respect when made.

(e) Loss of Collateral.

The uninsured loss, theft, damage or destruction of, any material portion of the Collateral.

(f) Intentionally Omitted .

(g) Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor’s debts, whether under the United States Bankruptcy Code or under any other law, whether State or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans, purchase Canadian Bankers’ Acceptances or issue Letters of Credit to Borrower during such sixty (60) day period, or earlier, until such appointment is revoked or such proceedings are dismissed.

(h) Appointment of Receiver.

The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any material part of any Obligor’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans, purchase Canadian Bankers’ Acceptances, or issue Letters of Credit to Borrowers during such sixty (60) day period, or earlier, until such appointment is revoked or such proceedings are dismissed.

(i) Judgment, Levy, Seizure or Attachment.

The entry of any judgment against any Borrower or the levy, seizure or attachment against any of the Collateral which individually is in excess of $100,000 or in excess of $300,000 in the aggregate and which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution or the posting of a bond or the issuance of an injunction which has a Material Adverse Effect on Borrowers.

(j) Dissolution of Borrower.

The dissolution of any Borrower which is a partnership, limited liability company, corporation or other entity, except for a dissolution thereof permitted hereunder.

(k) Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Agent or Canadian Lender pursuant to which such Person has guaranteed to Agent or Canadian Lender the payment of all or any of the Liabilities or has granted Agent or Canadian Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities, provided that such default, revocation or termination, as the case may be, has had or could reasonably be expected to have a Material Adverse Effect on Borrowers.

(l) [Intentionally Omitted].

(m) [Intentionally Omitted.]

(n) Change of Management.

While any Liabilities remain outstanding, Thomas R. McGuire shall cease to be the Chairman and Chief Executive Officer of Borrowers; provided, however, that, notwithstanding the foregoing, neither of the following shall constitute an Event of Default hereunder: (i) Thomas R. McGuire shall cease to be Chairman of any of the Borrowers because a non-employee director of any of the Borrowers is appointed or elected as Chairman, so long as, in such event, Thomas R. McGuire remains as the Chief Executive Officer of the Borrowers; and (ii) Thomas R. McGuire ceases to be Chief Executive Officer of Borrowers due to his death or disability, unless that position is not filled, within sixty (60) days thereafter, by another Person that is reasonably acceptable to Lender.

16. REMEDIES UPON AN EVENT OF DEFAULT.

(a) Upon the occurrence and during the continuance of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrowers’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of Borrowers’ premises without cost to Lender. At Lender’s request, Borrowers shall, at Borrowers’ expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and Borrowers. Borrowers recognize that if Borrowers fail to perform, observe or discharge any of their Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and Borrowers, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrowers are entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. To the extent permissible under applicable law, Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

17. CONDITIONS PRECEDENT.

The obligation of Lender to continue funding the Revolving Loans, issue or cause to be issued the Letters of Credit and Canadian Bankers’ Acceptances is subject to the satisfaction or waiver, on or before the date hereof, of the following conditions precedent:

(a) Lender shall have received, on the date of this Agreement, each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a), each of which shall be in form and substance satisfactory to Lender in its Permitted Discretion (the “Closing Document List”);

(b) Since December 31, 2003, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on Coast Distribution, considered on a consolidated basis together with its Subsidiaries, as determined by Lender in its Permitted Discretion;

(c) Lender shall have received payment in full of all fees and expenses payable pursuant to this Agreement to it by Borrowers in connection with the making of any additional Loans hereunder on or before disbursement of any such additional Loans hereunder;

(d) The Obligors shall have executed and delivered to Lender all such other documents, instruments and agreements which Agent and Lender determines are reasonably necessary to consummate the transactions contemplated hereby, including, without limitation an Amended and Restated Continuing Unconditional Guaranty of 9002-1288 Quebec, Inc. and an Amended and Restated Securities Pledge Agreement. Lender and Borrowers hereby acknowledge and agree that the Guaranty of Validity of Accounts and Collateral executed by Thomas R. McGuire on the 28th day of June, 1985, was terminated as of May 26, 1995 and is not in effect and is not one of the Existing Loan Documents and no similar guaranty or agreement is required to be executed or delivered in connection with the consummation of the transactions contemplated hereby.

18. NONLIABILITY OF AGENT AND LENDER.

The relationship between Borrowers, on the one hand, Agent, US Lender and Canadian Lender, on the other, shall be solely that of borrower and lender. Neither Agent, US Lender nor Canadian Lender shall have any fiduciary responsibilities to Borrowers. Neither Agent, US Lender nor Canadian Lender undertakes any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.

19. JOINT AND SEVERAL LIABILITY.

(a) Notwithstanding anything to the contrary contained herein, all Liabilities of each Borrower hereunder shall be joint and several obligations of Borrowers.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Liabilities of Borrowers and the liens and security interests granted by Borrowers to secure the Liabilities, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and Borrowers agree that if the Liabilities of a Borrower, or any liens or security interests granted by such Borrower securing the Liabilities would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Liabilities of such Borrower and the liens and security interests securing such Liabilities shall be valid and enforceable only to the maximum extent that would not cause such Liabilities or such lien or security interest to constitute a Fraudulent Conveyance, and the Liabilities of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any State, nation or other governmental unit, as in effect from time to time.

(c) Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower’s Liabilities and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Liabilities and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertakes any investigation not a part of its regular business routine. If Lender, in its Permitted Discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(d) Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Liabilities or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender; (ii) accept partial payments on a Borrower’s Liabilities; (iii) take and hold security or collateral for the payment of a Borrower’s Liabilities hereunder or for the payment of any guaranties of a Borrower’s Liabilities or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its Permitted Discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. Except as set forth herein, such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Liabilities as Lender shall determine in its Permitted Discretion without affecting the validity or enforceability of the Liabilities of the other Borrowers.

(e) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Liabilities from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrowers’ Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers’ Liabilities; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of Borrowers’ Liabilities; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f) Until the payment in full and satisfaction of all Liabilities hereunder and termination of this Agreement, payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower’s Liabilities or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(g) Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, including in subsections 19(a) through (f) above, the liability of Coast Canada under this Agreement shall be limited to the sums borrowed by Coast Canada from Canadian Lender and all other Liabilities owed to Canadian Lender hereunder together with interest thereon at the rates provided in this Agreement and all costs and expenses payable by Coast Canada hereunder. For further certainty, Lender shall maintain all of its rights and remedies against Coast Canada and the Collateral of Coast Canada for obligations of Coast Canada under this Agreement from time to time, but shall have no recourse whatsoever against Coast Canada and the Collateral of Coast Canada for the obligations of Coast US under this Agreement.

20. INDEMNIFICATION.

Borrowers agree to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Agent, US Lender and Canadian Lender, each affiliate or subsidiary of Agent, US Lender and Canadian Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, State or local laws or regulations including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit ; provided, however, that Borrowers shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Borrowers and be secured by the Collateral. The provisions of this Section 20 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

21. NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person as follows, unless such address is changed by written notice hereunder:

If to Agent or US Lender:

450 North Brand Boulevard, Suite 950

Glendale, California 91203

Attention: Ron Bornstein

Telecopy: (818) 303-3211

If to Canadian Lender:

79 Wellington Street West

Suite 1500 Maritime Life Tower

P.O. Box 114, T-D Centre

Toronto, Ontario M5K 1G8

Attention: Darcy Mack

Telecopy: (416) 367-7943

With a copy to:

135 South LaSalle Street

Suite 425

Chicago, Illinois 60603

Steve Fenton, Esq.

Telecopy: (312) 904-6109

If to Borrowers:

350 Woodview Avenue

Morgan Hill, California 95037

Attention: Sandra Knell, Executive Vice President and Chief Financial Officer

Telecopy: (408) 782-7790

With a copy to:

Stradling, Yocca, Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Ben A. Frydman, Esq.

Telecopy: (714) 725-4100

Each notice given in the manner set forth above shall be deemed received upon actual receipt thereof, or refusal of delivery, by the Person to whom such notice is addressee.

22. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Borrowers to Lender for Lender’s acceptance or rejection at US Lender’s principal place of business as an offer by Borrowers to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business. If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF CALIFORNIA, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, Borrowers irrevocably agree that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA. BORROWERS HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Lender agrees to endeavor to provide a copy of such process to the law firm of Stradling, Yocca, Carlson & Rauth by mail at the address of 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660 or by facsimile transmission at facsimile number (714) 725-4100. Failure of Lender to provide a copy of such process shall not impair Lender’s rights hereunder, or create a cause of action against Lender or create any claim or right on behalf of Borrowers or any third party. BORROWERS HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWERS BY LENDER IN ACCORDANCE WITH THIS SECTION.

23. MODIFICATION AND BENEFIT OF AGREEMENT.

This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by any Borrower or such other person who is a party to such Other Agreement and Agent and Lender. Borrowers may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Borrowers’ rights, titles, interest, remedies, powers or duties hereunder and thereunder. Borrowers hereby consent to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties, and agrees that they shall execute and deliver such documents as Lender may reasonably request in connection with any such sale, assignment, transfer or other disposition.

24. HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

25. POWER OF ATTORNEY.

Borrowers acknowledge and agree that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

26. CONFIDENTIALITY.

Borrowers, Agent, US Lender and Canadian Lender hereby agree and acknowledge that any and all information relating to Borrowers which is (i) furnished by Borrowers to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrowers may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party. Borrowers, Agent, US Lender and Canadian Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrowers hereby consent to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

27. COUNTERPARTS.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

28. ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to Borrowers in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this

Agreement or the Other Agreements. Notwithstanding the foregoing, no confidential information of Borrowers need or shall be sent or transmitted by Electronic Form without the prior written consent of Coast Delaware other than what is being sent or transmitted to Lender as the date hereof.

29. LASALLE BUSINESS CREDIT, LLC AS AGENT.

US Lender has appointed Agent as its agent to act on its behalf under the credit facility pursuant to the terms of an Agency Services Agreement between Agent and US Lender. If at any time US Lender or Agent elect to terminate the agency relationship, Agent or US Lender shall give thirty (30) days prior written notice of such event to Borrowers. Thereafter, all rights and obligations Agent contained in this Agreement shall revert to US Lender or another Agent, if US Lender appoints a new Agent.

30. WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) BORROWERS, AGENT AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY BORROWERS, AGENT OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWERS, AGENT AND LENDER. IN NO EVENT SHALL BORROWERS, AGENT OR LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Borrowers hereby waive demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Borrowers hereby waive the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Lender, Lender or such affiliate of Lender to Borrowers, including, without limitation any Deposit Account at Lender or such affiliate.

(d) TO THE EXTENT PERMITTED UNDER APLICABLE LAW, BORROWERS HEREBY WAIVE ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OR LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWERS WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT LENDER SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, LENDER SHALL PROVIDE BORROWERS WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

(e) Agent’s, US Lender’s and/or Canadian Lender’s failure, at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to Borrowers specifying such suspension or waiver.

31. CALIFORNIA JUDICIAL REFERENCE.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any document related hereto, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee or referees to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of Lender, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

32. CONFIRMATION OF EXISTING INDEBTEDNESS.

Borrowers acknowledge and confirm that they are indebted to Lender, without defense, setoff or counterclaim under the Existing Loan Documents as well as for reimbursements for draws which may hereafter be made on Letters of Credit issued for the account of Borrowers and for draws which may hereafter be made on Canadian Bankers’ Acceptances for the account of Borrowers (collectively, the “Existing Indebtedness”).

33. EFFECT OF AMENDMENT AND RESTATEMENT

Upon execution of the Agreement, the Existing Loan Documents (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated by the Agreement; provided, however, that the obligations to repay the loans and advances arising under the Existing Loan Documents shall continue in full force and effect and the liens and security interests securing payment thereof shall be continuing but shall now be governed by the terms of the Agreement and the Other Agreements.

34. JUDGMENT CURRENCY/CURRENCY CONVERSION.

To the extent permitted by applicable law, the obligations of Borrowers in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrowers shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of Borrowers not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharge as provided in this Section, continue in full force and effect. In addition, to the extent any amount stated in this Agreement in one currency shall need to be converted to any other currency, said conversion shall be undertaken at the then spot rate of exchange available in recognized foreign exchange markets.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LASALLE BUSINESS CREDIT, LLC, as Agent, a Delaware limited liability company		THE COAST DISTRIBUTION SYSTEM, INC., a Delaware corporation

By:	/s/ Ron Bornstein	By:	/s/ Sandra A. Knell
Title:	First Vice President	Title:	Executive Vice President

STANDARD FEDERAL BANK NATIONAL ASSOCIATION, as US Lender, a national banking association		UNITED SALES & WAREHOUSE OF TEXAS, INC., a Texas corporation

By:	/s/ Christopher G. Clifford	By:	/s/ Sandra A. Knell
Title:	Senior Vice President	Title:	Executive Vice President

LASALLE BUSINESS CREDIT, A DIVISION OF ABN AMRO BANK N.V., Canada Branch, as Canadian Lender, a Canadian branch of a Netherlands bank		C/P PRODUCTS, CORP., an Indiana corporation

By:	/s/ James Bruce	By:	/s/ Sandra A. Knell
Title:	Vice President	Title:	Executive Vice President

MOHAWK TRAILER SUPPLY, INC., a New York corporation

		By:	/s/ Sandra A. Knell
		Title:	Executive Vice President

LES SYSTEMES DE DISTRIBUTION COAST (CANADA) INC. THE COAST DISTRIBUTION SYSTEM (CANADA) INC., a Quebec corporation

		By:	/s/ Sandra A. Knell
		Title:	Executive Vice President